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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Anacor Pharmaceuticals, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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ANACOR PHARMACEUTICALS, INC.
1020 East Meadow Circle
Palo Alto, CA 94303-4230

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2016

Dear Stockholder:

        You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Anacor Pharmaceuticals, Inc., a Delaware corporation (the "Company"). The Annual Meeting will be held on Tuesday, June 7, 2016 at 11:30 a.m. (local time) at Gainey Suites Hotel, 7300 East Gainey Suites Drive, Scottsdale, AZ 85258.

        The purposes of the Annual Meeting are:

  1.
  To elect, by separate resolutions, as Class III Directors to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified, the following three nominees:

  a)
  Paul L. Berns;

  b)
  Lucy Shapiro, Ph.D.; and

  c)
  Wendell Wierenga, Ph.D.

  2.
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016.

  3.
  To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers.

  4.
  To re-approve the Section 162(m) performance goals under the Company's 2010 Equity Incentive Plan.

  5.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

        The close of business on April 12, 2016 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company's Common Stock, par value $0.001 per share (the "shares"), as of the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors
/s/ RYAN T. SULLIVAN Ryan T. Sullivan Executive Vice President, General Counsel and Secretary

Palo Alto, California
April 29, 2016

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 7, 2016. The Company's Proxy Statement for the Annual Meeting and Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.anacor.com.

        Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Holders of record may submit a proxy via the Internet, by telephone or by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-paid, return-addressed reply envelope (to which no postage need be affixed if mailed in the United States). Holders of record must vote in accordance with the instructions listed on the proxy card. Beneficial holders whose shares are held in the name of a bank, broker or other nominee must vote in accordance with the voting instructions provided to them by their bank, broker or other nominee. Such holders may be eligible to submit a proxy electronically or by telephone.

        The Company's proxy statement is dated April 29, 2016, and is first being mailed to stockholders on or about April 29, 2016.

ANACOR PHARMACEUTICALS, INC.
PROXY STATEMENT

i

ii

ANACOR PHARMACEUTICALS, INC.

PROXY STATEMENT
FOR
2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2016

ANNUAL MEETING MATTERS

        These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors (the "Board") of Anacor Pharmaceuticals, Inc. (the "Company") for the Company's 2016 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, June 7, 2016 at 11:30 a.m. (local time) at Gainey Suites Hotel, 7300 East Gainey Suites Drive, Scottsdale, AZ 85258.

        Unless otherwise noted or the context otherwise requires, references in this proxy statement to "we," "us" or "our" refer to Anacor Pharmaceuticals, Inc.

General Information About the Annual Meeting and Voting

General

        This proxy statement contains information about the Annual Meeting and was prepared by our management for the Board. This proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (the "Annual Report") are first being mailed to stockholders on or around April 29, 2016. This proxy statement and the Annual Report are available at www.anacor.com.

Purpose of the Annual Meeting

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

Who can vote?

        The close of business on April 12, 2016 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company's Common Stock, par value $0.001 per share (the "shares"), as of the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each such holder is entitled to one (1) vote for each share that such holder held as of the record date.

        On April 12, 2016, there were 45,360,440 of the Company's shares outstanding.

How do I attend the Annual Meeting?

        Attendance at the Annual Meeting is limited to our stockholders as of the record date. If you plan to attend the Annual Meeting in person, you will need to register in advance and present a valid government-issued photo identification (e.g., driver's license or passport) to be admitted. Holders of record can register for the Annual Meeting by checking the appropriate box on their proxy card. Beneficial holders whose shares are held in "street name" through a bank, broker or other nominee will need to bring a letter from their bank, broker or other nominee that confirms that such holder is the beneficial owner of such shares as of the record date. Beneficial holders whose shares are held in street name and who plan to vote at the Annual Meeting must also obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, to be able to vote at the Annual Meeting, and should contact such bank, broker or other nominee for instructions on how to obtain a legal proxy. Holders of record will be verified against an official list. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

        It is important that your shares be represented and voted at the Annual Meeting and, whether or not you plan to attend the Annual Meeting in person, we encourage you to submit a proxy by telephone, over the Internet or by completing and returning the proxy card.

How do I vote?

  Holders of Record

        If on the record date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you may vote your shares in one of the following ways:

  •
  by voting by telephone or over the Internet as instructed on the enclosed proxy card;

  •
  by mailing your completed, signed and dated proxy card in the postage-paid, return-addressed reply envelope; or

  •
  by attending the Annual Meeting and voting in person.

  Beneficial Holders

        If on the record date, your shares were held in street name through a bank, broker or other nominee, then you must vote in accordance with the voting instructions provided to you by your bank, broker or other nominee. If your shares are held in street name, you still may be eligible to submit a proxy electronically or by telephone. Beneficial holders whose shares are held in street name and who plan to vote at the Annual Meeting must obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, to be able to vote at the Annual Meeting, and should contact such bank, broker or other nominee for instructions on how to obtain a legal proxy.

What am I being asked to vote on?

        There are four matters scheduled to be voted on at the Annual Meeting:

  1.
  To elect, by separate resolutions, as Class III Directors to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified, the following three nominees:

  a)
  Paul L. Berns (Proposal No. 1A);

  b)
  Lucy Shapiro, Ph.D. (Proposal No. 1B); and

  c)
  Wendell Wierenga, Ph.D. (Proposal No. 1C);

  2.
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016 (Proposal No. 2);

  3.
  To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers (Proposal No. 3); and

  4.
  To re-approve the Section 162(m) performance goals under the Company's 2010 Equity Incentive Plan (Proposal No. 4).

Will any other matters be voted on at the Annual Meeting?

        As of the date of this proxy statement, the Company's management knows of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement. If any other matters properly come before the Annual Meeting and call for a vote of stockholders, proxies properly submitted prior to the Annual Meeting will be voted in accordance with the judgment of the proxy holders.

How does the Board recommend that I vote on the proposals?

        The Board recommends that you vote your shares as follows:

  1.
  FOR the election, as a Class III Director, of Paul L. Berns to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until his successor is duly elected and qualified (Proposal No. 1A);

  2.
  FOR the election, as a Class III Director, of Lucy Shapiro, Ph.D. to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until her successor is duly elected and qualified (Proposal No. 1B);

  3.
  FOR the election, as a Class III Director, of Wendell Wierenga, Ph.D. to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until his successor is duly elected and qualified (Proposal No. 1C);

  4.
  FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016 (Proposal No. 2);

  5.
  FOR the approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers (Proposal No. 3); and

  6.
  FOR the re-approval of the Section 162(m) performance goals under the Company's 2010 Equity Incentive Plan (Proposal No. 4).

How can I vote on each proposal?

        For Proposal Nos. 1A, 1B and 1C, you may vote FOR or WITHHOLD your vote. For Proposal Nos. 2, 3 and 4, you may vote FOR or AGAINST or ABSTAIN.

What vote is required to approve each proposal?

  1.
  Approval of Proposal No. 1A requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

  2.
  Approval of Proposal No. 1B requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

  3.
  Approval of Proposal No. 1C requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

  4.
  Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

  5.
  Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

  6.
  Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

Abstentions may be specified for Proposal Nos. 2, 3 and 4 and have the same effect as voting against a proposal. Broker non-votes are not considered as shares present in person or represented by proxy at the Annual Meeting for purposes of determining the outcome of a vote.

What is the quorum requirement?

        A "quorum" must be present for the Annual Meeting to be held. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present in person or represented by proxy at the Annual Meeting. Shares present in person or represented by proxy at the Annual Meeting, including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present. If there is no quorum, the Annual Meeting may be adjourned, from time to time, either by the chairman of the Annual Meeting or by the vote of the holders of a majority of shares present in person or represented by proxy thereat.

Will my shares be voted if I do not provide a proxy?

        If your shares are held in street name, your shares may be voted even if you do not provide the bank, broker or other nominee through which the shares are held with voting instructions. These entities have the authority, under applicable regulatory rules, to vote shares for which their customers do not provide voting instructions on certain "routine" matters.

        Proposal No. 2 is considered a "routine" matter for which these entities may vote unvoted shares. Proposal Nos. 1A, 1B, 1C, 3 and 4 are not considered "routine" matters for which these entities may vote unvoted shares.

        Accordingly, if you hold your shares in street name, the bank, broker or other nominee through which the shares are held is not permitted to vote your shares with respect to the election of directors, the approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers or the re-approval of the Section 162(m) performance goals under the Company's 2010 Equity Incentive Plan if you have not provided instructions. This is called a "broker non-vote." We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

What if I return a proxy card or otherwise submit a proxy but do not make specific choices?

        If you return a signed and dated proxy card or otherwise submit a proxy without voting on a proposal, your shares will be voted on such proposal in the manner set forth below:

  1.
  FOR the election, as a Class III Director, of Paul L. Berns to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until his successor is duly elected and qualified (Proposal No. 1A);

  2.
  FOR the election, as a Class III Director, of Lucy Shapiro, Ph.D. to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until her successor is duly elected and qualified (Proposal No. 1B);

  3.
  FOR the election, as a Class III Director, of Wendell Wierenga, Ph.D. to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until his successor is duly elected and qualified (Proposal No. 1C);

  4.
  FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016 (Proposal No. 2);

  5.
  FOR the approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers (Proposal No. 3);

  6.
  FOR the re-approval of the Section 162(m) performance goals under the Company's 2010 Equity Incentive Plan (Proposal No. 4); and

  7.
  In the manner that the proxy holders deem appropriate for any other proposal to be considered at the Annual Meeting.

May I revoke my proxy?

        If you are a holder of record, you may revoke your proxy before it is voted at the Annual Meeting by:

  •
  submitting another properly completed proxy card with a later date and returning it so that it is received by the Company at least one hour prior to the commencement of the Annual Meeting;

  •
  submitting a new proxy via the Internet or by telephone prior to the deadline listed on the proxy card;

  •
  providing written notice to the Secretary of the Company at least one hour prior to the commencement of the Annual Meeting; or

  •
  attending the Annual Meeting and voting in person in accordance with the requirements described in this proxy statement.

        If you are a beneficial holder whose shares are held in street name, you may submit new voting instructions by contacting the bank, broker or other nominee through which you hold your shares. You may also vote in person at the Annual Meeting if you obtain a legal proxy, executed in your favor by or on behalf of your bank, broker or other nominee, as described elsewhere in this proxy statement.

Who is making and paying for this proxy solicitation?

        This proxy is solicited on behalf of the Board. The Company will pay the cost of distributing this proxy statement and related materials. Upon request, the Company will reimburse banks, brokers and other nominees for reasonable expenses they incur in forwarding proxy materials to beneficial owners of the Company's shares. Certain of the Company's directors, officers and employees may participate in the solicitation of proxies, including electronically or by mail or telephone, without additional compensation.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please submit proxies for all of your shares.

I share an address with another stockholder and we received only one Annual Report and one proxy statement. How may I obtain an additional copy of the Annual Report and proxy statement?

        We have adopted a procedure called "householding" under which only one Annual Report and one proxy statement will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement and you wish to receive separate copies of these documents, please follow the instructions set forth under "Householding" starting on page 63.

How can I find out the results of the voting at the Annual Meeting?

        We will publish the voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains forward-looking statements, including statements regarding the results of our clinical studies, the safety and efficacy of our approved product, KERYDIN® (tavaborole) topical solution, 5%, and our product development candidates, the timing of the potential approval of our product development candidates, the commercial success of KERYDIN and the timing and potential commercial success of our product development candidates. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "may," "might," "will," "should," "estimate," "project," "plan," "anticipate," "expect," "intend," "outlook," "believe" and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates, and we undertake no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by our management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks.

        The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: the successful commercialization of KERYDIN pursuant to our distribution and commercialization agreement with Sandoz Inc.; any issues, delays or failures arising as a result of our studies relating to our product development candidates, including crisaborole topical ointment, 2%; the outcome, timing and cost of regulatory approvals, and content of approved labeling for our product development candidates, including any delay or failure by the U.S. Food and Drug Administration to approve crisaborole; our ability to timely and successfully launch, either alone or with a partner, crisaborole, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in our periodic filings with the U.S. Securities and Exchange Commission (the "SEC"), including our Annual Report.

PROPOSALS UNDER VOTE

PROPOSAL NOS. 1A, 1B AND 1C:

ELECTION OF CLASS III DIRECTORS

        The Board currently consists of seven directors and is divided into three classes, with Class I and Class II each currently consisting of two directors and Class III currently consisting of three directors. The directors in each class serve three-year terms. The terms of each class expire at successive Annual Meetings of Stockholders so that the stockholders elect one class of directors at each Annual Meeting of Stockholders.

        The following table sets forth the names, ages, tenures and committee memberships of our directors as of April 29, 2016.

Director	Age	Director Since
Class III Directors (term expiring at the Annual Meeting)
Paul L. Berns(1)	49	2012
Lucy Shapiro, Ph.D.(2)	75	2000
Wendell Wierenga, Ph.D.(2)	68	2014
Class I Directors (term expiring at the 2017 Annual Meeting of Stockholders)
Anders D. Hove, M.D.(3)	50	2005
Keith R. Leonard, Jr.(3)(4)	54	2014
Class II Directors (term expiring at the 2018 Annual Meeting of Stockholders)
Mark Leschly(2)(4)	47	2002
William J. Rieflin(3)(4)(5)	56	2011

(1)
Chairman of the Board.

(2)
Member of the Nominating and Corporate Governance Committee.

(3)
Member of the Compensation Committee.

(4)
Member of the Audit Committee.

(5)
Independent Lead Director of the Board.

        The election of three Class III Directors will take place at the Annual Meeting. The Board has nominated Paul L. Berns, Lucy Shapiro, Ph.D. and Wendell Wierenga, Ph.D. for election as Class III Directors at the Annual Meeting.

        The election of each of the nominees recommended for election as Class III Directors requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If elected, each of Mr. Berns and Drs. Shapiro and Wierenga will serve on the Board until the 2019 Annual Meeting of Stockholders or until his or her respective successor is duly elected and qualified. If any of Mr. Berns or Drs. Shapiro or Wierenga should become unable to accept election, the persons named as proxies may vote for a substitute nominee selected by the Board or the named proxies. Each of Mr. Berns and Drs. Shapiro and Wierenga has agreed to serve if elected, and the Company's management has no reason to believe that any nominee will be unable to serve.

        The name, principal occupation and other information concerning the nominees recommended for election at the Annual Meeting to serve as Class III Directors and each continuing director, including the specific experience, qualifications, attributes or skills that led the Board to determine that the nominees or other current directors should serve as directors, are set forth below. For more information regarding the independence of our directors, please see "Board of Directors and Governance—Independence."

Class III Nominees for Election to Three-Year Terms Expiring at the 2019 Annual Meeting of Stockholders

        Paul L. Berns, age 49, has served as our President and Chief Executive Officer since March 2014, Chairman since June 2013 and as a member of our Board since May 2012. From September 2012 to March 2014, Mr. Berns was a self-employed consultant to the pharmaceutical industry. From March 2006 to September 2012, Mr. Berns served as President and Chief Executive Officer, and member of the board of directors, of Allos Therapeutics, Inc., which was acquired by Spectrum Pharmaceuticals, Inc. in September 2012. From July 2005 to March 2006, Mr. Berns was a self-employed consultant to the pharmaceutical industry. From June 2002 to July 2005, Mr. Berns was President, Chief Executive Officer and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. From 2001 to 2002, Mr. Berns served as Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories. From 2000 to 2001, he served as Vice President, Marketing of BASF Pharmaceuticals/Knoll and from 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company. Mr. Berns has been a director of Cellectar Biosciences, Inc. since November 2013, of Jazz Pharmaceuticals, PLC since June 2010 and of XenoPort, Inc. since 2005 (but will not be standing for re-election as a director of XenoPort, Inc. when his current term expires in May 2016). Mr. Berns received a B.S. in Economics from the University of Wisconsin.

        Mr. Berns's extensive experience in the biopharmaceutical industry, demonstrated leadership and operational skills, significant product development and commercial experience, strategic and business development expertise and in-depth knowledge of the Company's management team, strategy, partners and development pipeline, as well as his service on the boards of directors of other public companies, contributed to the Board's conclusion that Mr. Berns should be nominated to serve an additional term as a Class III Director of the Company.

        Lucy Shapiro, Ph.D., age 75, one of our co-founders, has served as a member of our Board since our inception in 2000. She is also the co-chair of our scientific advisory board. Dr. Shapiro, the Virginia and D.K. Ludwig Professor of Cancer Research and Director of the Beckman Center for Molecular and Genetic Medicine in the School of Medicine at Stanford University, has been at Stanford University since 1989. Dr. Shapiro is a Fellow of the American Association for the Advancement of Sciences and has been elected to the National Academy of Sciences, the American Academy of Microbiology, the American Academy of Arts and Sciences and the Institute of Medicine of the National Academy of Sciences for her work in the fields of molecular biology and microbiology. She was elected to the American Philosophical Society and received the Selman Waksman Award from the National Academy of Sciences in 2005 and in 2009 was given the Canada Gairdner International Award, considered one of the most prestigious awards in biomedical science. She was awarded the 2011 President's National Medal of Science by President Obama. In 2010, she was presented with the Abbott Lifetime Achievement Award. Dr. Shapiro is currently a non-executive director of Pacific Biosciences of California, Inc., and she was a non-executive director of GenProbe from 2008 to 2012 and of GlaxoSmithKline (GSK) from 2001 to 2006. She received a B.S. from Brooklyn College and a Ph.D. in molecular biology from the Albert Einstein School of Medicine.

        Dr. Shapiro's extensive scientific expertise, in-depth understanding of the Company and its boron chemistry platform and industry experience, as well as her experience as a member of the board of directors of other public companies, contributed to the Board's conclusion that Dr. Shapiro should be nominated to serve an additional term as a Class III Director of the Company.

        Wendell Wierenga, Ph.D., age 68, has served as a member of our Board since September 2014. Dr. Wierenga is a seasoned pharmaceutical executive with broad experience in all aspects of research, drug discovery and drug development. From June 2011 until February 2014, Dr. Wierenga served as

Executive Vice President, Research and Development of Santarus, Inc., a public biopharmaceutical company that was acquired by Salix Pharmaceuticals, Ltd. in January 2014. From 2007 until May 2011, he served as Executive Vice President, Research and Development of Ambit Biosciences Corporation. From 2003 to 2007, Dr. Wierenga served as Executive Vice President, Research and Development of Neurocrine Biosciences, Inc. From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. From 1990 to 2000, Dr. Wierenga was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis, a division of Warner Lambert Co. Prior to Parke-Davis, Dr. Wierenga worked at Upjohn Co. and its successor companies for 16 years in various positions, most recently as executive director of discovery research. In addition, Dr. Wierenga is a member of the boards of directors of XenoPort, Inc., Cytokinetics, Incorporated, Ocera Therapeutics, Inc., Apricus Biosciences, Inc. and Concert Pharmaceuticals, Inc. During the prior five years, Dr. Wierenga also previously served on the board of Onyx Pharmaceuticals, Inc. Dr. Wierenga received a B.S. from Hope College and a Ph.D. in chemistry from Stanford University.

        Dr. Wierenga's extensive experience in the biopharmaceutical industry, broad managerial, board and strategic leadership experience and thorough understanding of pharmaceutical drug discovery and development, as well as his service on the board of directors of other public companies, contributed to the Board's conclusion that Dr. Wierenga should be nominated to serve an additional term as a Class III Director of the Company.

Class I Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

        Anders D. Hove, M.D., age 50, has served as a member of our Board since 2005. Dr. Hove is a general partner of Venrock Associates, a venture capital firm, which he joined in January 2004. From 1996 to 2004, Dr. Hove was a fund manager at BB Biotech Fund, an investment firm, and from 2002 to 2003 he also served as Chief Executive Officer of Bellevue Asset Management, LLC, an investment company. Dr. Hove is currently a director of Edge Therapeutics, Inc., as well as a member of the board of directors of a number of private companies. He received an M.Sc. from the Technical University of Denmark, an M.D. from the University of Copenhagen and an M.B.A. from the Institut Européen d'Administration des Affaires, or INSEAD.

        Dr. Hove was initially appointed as a designee of one of our venture capital investors. Dr. Hove's extensive experience in venture capital, in-depth knowledge of pharmaceutical operations and financial expertise, as well as his medical background, contributed to the Board's conclusion that Dr. Hove should serve as a director of the Company.

        Keith R. Leonard, Jr., age 54, has served as a member of our Board since May 2014. Mr. Leonard has more than 20 years of experience in the pharmaceutical industry. From 2005 to October 2015, Mr. Leonard served as the President, Chief Executive Officer and a member of the board of directors of Kythera Biopharmaceuticals, Inc., a biopharmaceutical company that he co-founded, which was acquired by Allergan plc in October 2015. From 1991 to 2004, Mr. Leonard held various positions at Amgen Inc., most recently as Senior Vice President and General Manager of Amgen Europe where he was responsible for all commercial operations in 28 European countries. Mr. Leonard is currently a director of Intuitive Surgical, Inc. During the prior five years, Mr. Leonard also previously served on the board of Affymax, Inc. Mr. Leonard received a B.S. in Engineering from the University of California, Los Angeles, a B.A. in History from the University of Maryland, an M.S. in Engineering from the University of California, Berkeley, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

        Mr. Leonard's extensive experience in the pharmaceutical industry, significant expertise in global product development, commercial execution and strategic planning and his experience as a member of the board of directors of other public companies, contributed to the Board's conclusion that Mr. Leonard should serve as a director of the Company.

Class II Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

        Mark Leschly, age 47, has served as a member of our Board since 2002. From 2002 until June 2013, Mr. Leschly served as our Chairman. Since July 1999, Mr. Leschly has been a managing partner with Rho Capital Partners, Inc., an investment and venture capital management company. In addition, since 2014, Mr. Leschly has been the owner and managing member of Iconica LLC, which primarily focuses on providing brand management consulting services. From 1994 through 1999, Mr. Leschly was an Associate and then a general partner of HealthCare Ventures, L.P., a venture capital management company. Mr. Leschly serves on the board of a number of private companies. Mr. Leschly received an A.B. from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

        Mr. Leschly was initially appointed as a designee of one of our venture capital investors. Mr. Leschly's extensive experience in venture capital, in-depth knowledge of life sciences companies and financial and management advisory expertise, as well as his experience as a member of the board of directors of other public companies, contributed to the Board's conclusion that Mr. Leschly should serve as a director of the Company.

        William J. Rieflin, age 56, has served as our Independent Lead Director since May 2014 and has served as a member of our Board since March 2011. Since September 2010, he has been the Chief Executive Officer and a director of NGM Biopharmaceuticals, Inc., a biotechnology company. From 2004 until 2010, he served as President of XenoPort, Inc., a biotechnology company focused on the discovery and development of transported prodrugs. From 1996 to 2004, he held various positions with Tularik Inc., a biotechnology company focused on the discovery and development of product candidates based on the regulation of gene expression, the most recent of which was Executive Vice President, Administration, Chief Financial Officer, General Counsel and Secretary. Amgen Inc., a biotechnology company, acquired Tularik in 2004. Mr. Rieflin is currently a director of XenoPort, Inc., FLX Bio, Inc. and NGM Biopharmaceuticals, Inc. Mr. Rieflin received a B.S. from Cornell University, an M.B.A. from the University of Chicago Graduate School of Business and a J.D. from Stanford Law School.

        Mr. Rieflin's extensive experience in the biopharmaceutical industry, including as Chief Executive Officer of NGM Biopharmaceuticals, Inc., his leadership skills, operational expertise and financial knowledge, which enable him to serve as a financial expert on our Audit Committee, and his experience as a member of the board of directors of other public companies contributed to the Board's conclusion that Mr. Rieflin should serve as the Independent Lead Director of the Company's Board.

Vote Required for Approval

        The election, as a Class III Director to serve on the Board until the 2019 Annual Meeting of Stockholders or until his or her respective successor is duly elected and qualified, of each of Paul L. Berns (Proposal No. 1A), Lucy Shapiro, Ph.D. (Proposal No. 1B) and Wendell Wierenga, Ph.D. (Proposal No. 1C) requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

THE BOARD RECOMMENDS A VOTE "FOR"
THE ELECTION OF EACH OF THE CLASS III DIRECTOR NOMINEES SET FORTH ABOVE.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company's independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016.

        Ernst & Young LLP has audited the Company's financial statements since 2002. Representatives of Ernst & Young LLP will be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and are expected to be available to respond to questions, as appropriate.

        While stockholder ratification is not required by the Company's Amended and Restated Bylaws or otherwise, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practices. If the stockholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Vote Required for Approval

        Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016 (Proposal No. 2) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

THE BOARD RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3:

NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF
THE COMPANY'S NAMED EXECUTIVE OFFICERS

        We have adopted a performance-based compensation philosophy that is intended to focus our executive officers, including our named executive officers, on the achievement of our near-term corporate goals, as well as our long-term strategic objectives. In particular, our philosophy is designed to achieve the following objectives:

  •
  attract, engage and retain exceptionally talented and highly experienced executive officers in the competitive and dynamic life sciences industry;

  •
  motivate and reward our executive officers whose knowledge, skills and performance contribute to our success;

  •
  encourage and inspire our executive officers to achieve strategic corporate objectives by linking incentive award opportunities to the achievement of individual and corporate short-term and long-term goals;

  •
  align the interests of our executive officers and stockholders by motivating our executive officers to increase stockholder value and rewarding them when stockholder value increases; and

  •
  discourage excessive risk-taking.

        We urge our stockholders to read the "Compensation Discussion and Analysis" section of this proxy statement, which describes our executive compensation philosophy and how we implemented it through our 2015 compensation program for our principal executive officer, our current and former principal financial officers and our three other most highly compensated executive officers at the end of 2015.

        Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This non-binding, advisory vote is commonly referred to as a "say-on-pay" vote.

        At our 2011 Annual Meeting of Stockholders, we asked our stockholders to indicate if we should hold a "say-on-pay" vote every year, every two years or every three years. While our stockholders did not indicate a majority preference for how frequently we hold a say-on-pay vote, our Board determined to hold such a vote every year. Accordingly, we are submitting the following resolution for stockholder approval at the Annual Meeting:

          "RESOLVED, that the stockholders of Anacor Pharmaceuticals, Inc. approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the 2016 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis and the compensation tables and other narrative compensation disclosures."

        This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, programs and practices described in this proxy statement. As this is a non-binding, advisory vote, the result will not be binding on the Company, our Board or our Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating the Company's compensation philosophy, programs and practices.

Vote Required for Approval

        The approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers (Proposal No. 3) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

THE BOARD RECOMMENDS A VOTE "FOR"
THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS,
OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4:

RE-APPROVAL OF THE SECTION 162(m) PERFORMANCE GOALS
UNDER THE COMPANY'S 2010 EQUITY INCENTIVE PLAN

Overview

        The Board is requesting re-approval of the Section 162(m) performance goals under the Company's 2010 Equity Incentive Plan (the "2010 Plan") so that certain incentive awards granted under the 2010 Plan may qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

        In May 2011, following the Company's initial public offering, our stockholders approved, among other things, the Section 162(m) performance goals under the 2010 Plan. We are now seeking re-approval of such Section 162(m) performance goals for purposes of qualifying as tax-deductible performance-based compensation under Section 162(m) of the Code certain types of equity awards that we may grant to our "covered employees" (as defined in Section 162(m) of the Code). We are not seeking approval of (i) any additional shares for grants under the 2010 Plan or (ii) any amendments to the 2010 Plan.

Why are we asking our stockholders to re-approve the Section 162(m) performance goals?

        Section 162(m) of the Code denies a tax deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation paid to a covered employee exceeds $1 million. Our covered employees are our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Financial Officer). If compensation qualifies as "performance-based" for Section 162(m) purposes, a corporation may deduct it for federal income tax purposes even if it exceeds $1 million in a single year. Compensation attributable to performance stock awards (including performance-based restricted stock units) and performance cash awards may qualify as "performance-based" compensation provided that, among other things, the material terms of the performance goals are approved by the stockholders of the publicly-held corporation before the compensation is paid and re-approved by the stockholders every five years.

        As described under "Compensation Discussion and Analysis," we have adopted a performance-based compensation philosophy that is intended to focus our executive officers, including our covered employees, on the achievement of our near-term corporate goals, as well as our long-term strategic objectives. Long-term equity incentive awards are an important part of our executive compensation program that we believe align the interests of our executive officers with the interests of our stockholders. The Board believes that it is in the best interests of the Company and its stockholders to allow for the tax-deductibility of performance stock awards and performance cash awards granted to our covered employees under the 2010 Plan. If our stockholders do not approve this Proposal No. 4, the 2010 Plan will remain in effect, but following the Annual Meeting, certain performance-based compensation (including compensation attributable to performance-based restricted stock units) granted to our covered employees in the future will not be considered "performance-based" compensation for purposes of Section 162(m). Accordingly, the Board recommends that you vote in favor of this Proposal No. 4.

Section 162(m) Performance Goals

        Performance goals under the 2010 Plan shall be determined by the Compensation Committee based on any one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder's equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders' equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; and (xxxiii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Compensation Committee.

Other Material Terms of the Section 162(m) Performance Goals

        The maximum amount to be received by any individual in any calendar year attributable to "performance-based" compensation awards comprised of (i) performance stock awards granted under the 2010 Plan shall not exceed 1,000,000 shares and (ii) performance cash awards granted under the 2010 Plan shall not exceed $1,000,000.

        In granting a performance stock award or performance cash award, the Compensation Committee will set a period of time over which the attainment of one or more goals will be measured for the purpose of determining whether the award recipient has a vested right in or to such award. Within the time period prescribed by Section 162(m) of the Code, the Compensation Committee may establish the performance goals based upon one or more pre-established performance criteria described above. As soon as administratively practicable following the end of the performance period, the Compensation Committee will determine whether the performance goals have been satisfied.

        The Compensation Committee is authorized to determine whether, when calculating the attainment of performance goals for a performance period: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and/or the award of bonuses under the Company's bonus plans and (10) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Compensation Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for such performance period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the stock award agreement or the written terms of a performance cash award.

        Our presentation of the material terms of the Section 162(m) performance goals under the 2010 Plan should not be viewed as a guarantee that we can or will seek to deduct all compensation under the 2010 Plan. Although re-approval of the Section 162(m) performance goals is required for certain compensation to qualify as "performance-based compensation" under Section 162(m) of the Code, not every award granted under the 2010 Plan is intended to or will qualify as "performance-based compensation" or otherwise be tax-deductible. Nothing in this proposal precludes the Company from making any payment or granting any award that is not deductible under Section 162(m) of the Code. The full text of the 2010 Plan was filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed on May 26, 2011.

Equity Compensation Plan Information

        See "Executive Compensation—Equity Compensation Plan Information".

Vote Required for Approval

        The re-approval of the Section 162(m) performance goals under the Company's 2010 Equity Incentive Plan (Proposal No. 4) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

THE BOARD RECOMMENDS A VOTE "FOR"
THE RE-APPROVAL OF THE SECTION 162(m) PERFORMANCE GOALS
UNDER THE COMPANY'S 2010 EQUITY INCENTIVE PLAN.

BOARD OF DIRECTORS AND GOVERNANCE

Composition of the Board

        The Board is currently comprised of seven directors. The Board is divided into three classes, with the directors in each class serving three-year terms. The terms of each class expire at successive Annual Meetings of Stockholders so that the stockholders elect one class of directors at each Annual Meeting of Stockholders.

Role and Meetings of the Board

        The Board meets regularly to review significant developments affecting the Company and to act on matters requiring the approval of the Board. The Board held thirteen board meetings during the year ended December 31, 2015. During the year ended December 31, 2015, each of our incumbent directors attended at least 75%, in the aggregate, of (i) the meetings of the Board held during the period that such director served and (ii) the meetings held by the committees of the Board on which such director served during the period that such director served.

Corporate Governance

        The Company maintains a corporate governance page on its website that includes key information about its Code of Business Conduct and Ethics and charters for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. The corporate governance page can be found on our website at http://www.anacor.com in the Investors section under "Corporate Governance."

Board Leadership Structure

        Mr. Berns has served as our Chairman since June 2013 and as our President and Chief Executive Officer since March 2014. The Board believes that Mr. Berns's service in a combined Chairman/Chief Executive Officer role helps to ensure that the Board and management act with a common purpose, provides strong, unified leadership to enable our management team to execute on the Company's strategic initiatives and business plans and optimizes communication with the Board. The Board also believes that Mr. Berns's extensive experience in the biopharmaceutical industry and in-depth knowledge of the Company allows him to bring both a strategic and an operational perspective to this combined position. However, no single leadership model is right for all companies and at all times, and the Board may review its leadership structure in the future.

        Mr. Rieflin has served as our Independent Lead Director since May 2014. The Board believes that having an Independent Lead Director enhances overall Board effectiveness and provides an appropriate balance in the Company's leadership. The responsibilities of the Independent Lead Director include: establishing, with the Chairman, the agenda for regular Board meetings; serving as the chairman of Board meetings in the absence of the Chairman; establishing the agenda for meetings of the independent directors; coordinating with the committee chairs regarding meeting agendas and informational requirements; presiding over meetings of the independent directors; presiding over any portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; presiding over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and performing such other duties as may be established or delegated by the Chairman.

        The Board has delegated certain responsibilities to the committees of the Board. The Board has created three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other matters. Each committee is chaired by an independent director who reports to the full Board on the activities and findings of his or her respective committee. The Board believes that this delegation of responsibilities facilitates efficient decision-making and communication among the directors and management.

Board Oversight of Risk

        The Board has responsibility for the oversight of risk management, while the Company's management has the day-to-day responsibility for the identification and control of risk at the Company. The Board, either as a whole or through its committees, regularly discusses with management the Company's major risk exposures, their potential impact on the Company and the appropriate steps that should be taken in order to monitor and control such exposures. The committees assist the Board in fulfilling its risk oversight responsibilities within their respective areas of responsibility. For example, pursuant to its written charter, the Audit Committee oversees the Company's guidelines and policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company's compensation policies and programs. The Nominating and Corporate Governance Committee focuses on the management of risks associated with the organization, membership and structure of the Board, the corporate governance structure of the Company and certain healthcare compliance matters. Each committee of the Board meets and reports its findings to the Board on a regular basis.

Independence

        The Board is currently comprised of seven directors. The Board uses the standards of independence established by the SEC and NASDAQ in determining whether its members are independent. The Board has affirmatively determined that each of the Company's current directors (other than Mr. Berns) is independent under the director independence criteria established by NASDAQ. Mr. Berns is not an independent director by virtue of his employment with the Company.

        In addition, the Board has determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets any additional "independence" criteria established by NASDAQ or the SEC required for service on such committees.

Executive Sessions and Meetings of Independent Directors

        The Board generally holds executive sessions of the independent directors following each regularly scheduled in-person meeting of the Board. Executive sessions do not include any employee directors of the Company.

Board Attendance at Annual Meetings of Stockholders

        The Company encourages members of the Board to attend the Company's Annual Meetings of Stockholders, but they are not required to do so. All seven directors were in attendance at the Company's 2015 Annual Meeting of Stockholders held on June 9, 2015.

Communication with the Board

        The Board has adopted a formal process by which stockholders may communicate with the Board. Stockholders who wish to communicate with the Board may do so by sending written communications to the following address:

  Anacor Pharmaceuticals, Inc.
  c/o Company Secretary
  1020 East Meadow Circle
  Palo Alto, CA 94303-4230

        Any such communication must state the number of shares owned by the stockholder making the communication. In any such communication, an interested person may also designate a particular director, or a committee of the Board, such as the Audit Committee, to which such communication should be directed. Our legal department will forward all correspondence to the Board or the particularly designated audience, except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate or frivolous material. Our legal department may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics as our "code of ethics" as defined by regulations promulgated under the Securities Act and the Exchange Act, which applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at http://www.anacor.com in the Investors section under "Corporate Governance." We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any future amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website at http://www.anacor.com in the Investors section under "Corporate Governance."

Anti-Hedging and Anti-Pledging Policy

        The Company prohibits its directors, officers and employees from (i) engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company's securities, (ii) pledging Company securities, including by purchasing Company securities on margin or holding Company securities in a margin account and (iii) effecting "short sales" of the Company's securities.

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Person Transactions

        In accordance with applicable NASDAQ rules, all Related Person Transactions must be submitted to the Audit Committee or, as applicable, another independent committee established by the Board for review, approval or ratification. A "Related Person Transaction" is any transaction in which the Company was or is to be a participant, the amount involved exceeds $120,000 in any calendar year and a Related Person had or will have a direct or indirect material interest. A "Related Person" is any executive officer, director or nominee for director of the Company, a greater than 5% beneficial owner of the Company's outstanding shares, any immediate family member (as that term is defined by Item 404 of Regulation S-K) of any of the foregoing or an entity owned or controlled by any of the foregoing.

        Our management is responsible for presenting to the Audit Committee (or, as applicable, another independent committee established by the Board) for review, consideration and approval or ratification any Related Person Transaction proposed to be entered into by the Company, including the aggregate value of such transaction, if applicable. In reviewing a proposed Related Person Transaction, the committee considers and reviews such transaction to determine, among other things, whether such transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third person or otherwise fair to the Company. After review, the committee shall approve or disapprove such transaction. No director may participate in any approval of a Related Person Transaction in which he or she could have a direct or indirect interest.

Committees of the Board

        The Board has created three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other matters.

Audit Committee

        The Board has established an Audit Committee currently consisting of Messrs. Leonard, Leschly and Rieflin. Mr. Rieflin, who the Board has determined is an "audit committee financial expert" (as that term is defined in Item 407(d)(5) of Regulation S-K), serves as the chairman of the Audit Committee. Each member of the Audit Committee is independent under Rule 10A-3 of the Exchange Act and the applicable rules of NASDAQ.

        The Audit Committee's primary purpose is to act on behalf of the Board in fulfilling the Board's oversight responsibilities with respect to the Company's corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of the Company's financial statements, reports and internal controls, the qualifications, independence and performance of the Company's independent registered public accounting firm and the performance of the Company's internal audit function. The Audit Committee's report begins on page 60.

        The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on our website at http://www.anacor.com in the Investors section under "Corporate Governance." The Audit Committee met five times during the year ended December 31, 2015.

Compensation Committee

        The Board has established a Compensation Committee currently consisting of Dr. Hove and Messrs. Leonard and Rieflin, all of whom are independent under applicable NASDAQ rules, "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. Dr. Hove serves as the chairman of the Compensation Committee. The purpose of the Compensation Committee is to act on behalf of the Board in fulfilling the Board's responsibilities to oversee the Company's compensation policies, plans and programs, to review and determine the compensation to be paid to the Company's executive officers and such other employees as it deems appropriate, to review, discuss with management and approve the Company's "Compensation Discussion and Analysis" disclosures and to review and approve the Committee report on executive compensation included in the Company's annual proxy statement in accordance with applicable rules and regulations of the SEC in effect from time to time. The Compensation Committee's report is set forth on page 46. For a discussion of the role of management and the use of compensation consultants in determining executive compensation, see "Executive Compensation—Compensation Discussion and Analysis."

        The Compensation Committee operates under a written charter adopted by the Board, a current copy of which is available on our website at http://www.anacor.com in the Investors section under "Corporate Governance." Under its charter, the Compensation Committee may form and delegate its authority to subcommittees or the chairperson of the Committee when it deems it appropriate and in the best interests of the Company, including, but not limited to, delegating its authority to a subcommittee composed of one or more members of the Board to grant stock awards under the Company's equity incentive plans to persons who are not (a) "Covered Employees" under Section 162(m) of the Code; (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code; or (c) then subject to Section 16 of the Exchange Act. The Compensation Committee met seven times during the year ended December 31, 2015.

Nominating and Corporate Governance Committee

        The Board has established a Nominating and Corporate Governance Committee currently consisting of Drs. Shapiro and Wierenga and Mr. Leschly, all of whom are independent under applicable NASDAQ rules. The primary purposes of the Nominating and Corporate Governance Committee are to: (i) oversee all aspects of the Company's corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors and review and evaluate incumbent directors; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company's management; (v) recommend to the Board for selection candidates to the Board to serve as nominees for director at Annual Meetings of Stockholders; and (vi) make other recommendations to the Board regarding affairs relating to the directors. When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Corporate Governance Committee may utilize third-party search firms and will consider recommendations from directors, management and others, including the Company's stockholders.

        In general, the Nominating and Corporate Governance Committee looks for new members possessing relevant expertise to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. Candidates for director nominees are reviewed in the context of these standards, as well as the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company. With respect to the nomination of continuing directors for re-election, the individual's past performance as a director is also considered. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is important that the members of the Board represent diverse viewpoints. The Nominating and Corporate Governance Committee periodically reviews the composition of the Board, including whether the directors, both individually and collectively, can and do provide the integrity, experience, judgment, commitment, skills and expertise appropriate for the Company.

        The Nominating and Corporate Governance Committee will consider, for director nominees, persons recommended by stockholders, who may submit recommendations to the Nominating and Corporate Governance Committee, care of Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Company Secretary. To be considered by the Nominating and Corporate Governance Committee, such recommendations must include the name of the nominee, a description of the nominee's business experience for at least the previous five years, complete biographical information, a description of the qualifications of the nominee, a representation that the nominating stockholder is, and has been for at least one year, a stockholder of the Company and a consent signed by the nominee evidencing a willingness to be named as a nominee and to serve as a director if elected. Nominees for director who are recommended by stockholders to the Nominating and Corporate Governance Committee will be evaluated in the same manner as any other nominee for director. Nominations by stockholders may also be made in the manner set forth under "Stockholders' Proposals."

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, a current copy of which is available on our website at http://www.anacor.com in the Investors section under "Corporate Governance." The Nominating and Corporate Governance Committee met once during the year ended December 31, 2015.

Compensation Committee Interlocks and Insider Participation

        During 2015, Dr. Hove and Messrs. Leonard and Rieflin comprised the Compensation Committee. No member of the Compensation Committee is or has formerly been an officer or employee of the Company. In 2015, none of our executive officers served on the board of directors or compensation committee of another entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company. Please refer to "Related Person Transactions" for information concerning certain transactions with or involving funds affiliated with Venrock, an affiliate of Dr. Hove.

Director Compensation

        The Board and Compensation Committee have periodically engaged Compensia, Inc. ("Compensia"), a national independent compensation consulting firm, to evaluate the design and competitiveness of the Company's independent director compensation program in light of market trends, best practices and competitive market data for our compensation peer group. Based on input and compensation peer group data provided by Compensia, the Board adjusted the levels and structure of the Company's independent director compensation program for 2015 (the "Director Compensation Program"). The Director Compensation Program was effective from January 1, 2015.

        Under the Director Compensation Program, only directors who are determined to be "independent" in accordance with applicable NASDAQ rules (the "Independent Directors") are eligible to receive compensation for their service as directors. Each of the Company's current directors, other than Mr. Berns, qualifies as an Independent Director.

        Annual Cash Retainers:    Under the Director Compensation Program, (i) each Independent Director is eligible to receive an annual cash retainer in the amount of $50,000 and (ii) the Independent Lead Director is eligible to receive a supplemental cash retainer in the amount of $25,000, in each case for each year of service on the Board, payable semiannually in equal installments following the conclusion of the Company's second and fourth quarters. Such retainers are prorated based on the date of commencement and/or termination of such Independent Director's service in any year.

        Equity Grants:    Under the Director Compensation Program, (i) each Independent Director who has served on the Board for six months or longer as of the date of the Company's Annual Meeting of Stockholders is eligible to receive an annual equity grant (each, an "Annual Grant") comprised of $150,000 of stock options and $50,000 of restricted stock units, (ii) the Independent Lead Director is eligible to receive a supplemental annual equity grant (the "Annual Lead Director Grant") comprised of $11,250 of stock options and $3,750 of restricted stock units and (iii) each new Independent Director appointed or elected to the Board is eligible to receive, in lieu of the Annual Grant, an equity grant

(each, a "New Director Grant") comprised of $300,000 of stock options and $100,000 of restricted stock units, in each case on the following material terms:

  •
  Number of Stock Options and Restricted Stock Units Granted:  The number of (i) stock options granted in connection with each Annual Grant, Annual Lead Director Grant and New Director Grant is determined by dividing the equity value to be represented thereby by the value per-option derived from a Black-Scholes model with reference to the average of the per-share closing prices of the Company's common stock on the NASDAQ Global Market during the 30 trading days preceding the grant date and (ii) restricted stock units granted in connection with each Annual Grant, Annual Lead Director Grant and New Director Grant is determined by dividing the equity value to be represented thereby by the average of the per-share closing prices of the Company's common stock on the NASDAQ Global Market during the 30 trading days preceding the grant date. Because the number of stock options and restricted stock units granted in connection with each Annual Grant, Annual Lead Director Grant and New Director Grant is determined using a 30-day average closing stock price, the grant date fair values of such stock options and restricted stock units, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"), differ from the amounts set forth above.

  •
  Grant Date:  The grant date for (i) each Annual Grant and Annual Lead Director Grant is the date of the Annual Meeting of Stockholders and (ii) each New Director Grant is the date of the commencement of the relevant Independent Director's service on the Board, in each case unless otherwise determined by the Board.

  •
  Exercise Price of Stock Options:  The exercise price for stock options granted in connection with each Annual Grant, Annual Lead Director Grant and New Director Grant is the per-share closing price of the Company's common stock on the NASDAQ Global Market on the date of grant.

  •
  Elective Deferral of Restricted Stock Units:  Independent Directors may elect to defer the settlement of restricted stock units granted to them in connection with any Annual Grant, Annual Lead Director Grant or New Director Grant, as applicable, until the earlier of (i) the Independent Director's separation from service with the Company or (ii) the occurrence of a change in control of the Company.

  •
  Vesting—Annual Grant and Annual Lead Director Grant:  Subject to the Independent Director remaining in the Company's "continuous service," (i) stock options granted in connection with each Annual Grant and Annual Lead Director Grant vest in a series of 12 equal monthly installments measured from the date of grant and (ii) restricted stock units granted in connection with each Annual Grant and Annual Lead Director Grant vest in full on the date immediately preceding the date of the next Annual Meeting of Stockholders following the date of grant.

  •
  Vesting—New Director Grant:  Subject to the Independent Director remaining in the Company's "continuous service," stock options and restricted stock units granted in connection with a New Director Grant vest in a series of three equal annual installments measured from the date of grant.

        Committee Cash Retainers:    Under the Director Compensation Program, (i) each Independent Director that serves as chair of the Audit, Compensation or Nominating and Corporate Governance Committee is eligible to receive an annual cash retainer in the amount of $30,000, $15,000 or $10,000, respectively and (ii) each Independent Director that serves on the Audit, Compensation or Nominating and Corporate Governance Committee (other than the respective chair of such committees) is eligible to receive an annual cash retainer in the amount of $10,000, $6,000 or $5,000, respectively, in each case payable semiannually in equal installments following the conclusion of the Company's second and fourth quarters. Such retainers are prorated based on the date of commencement and/or termination of such Independent Director's service in any year.

        The Company also reimburses the travel expenses of any director who travels to attend board meetings.

        In addition, we are party to a change of control agreement with Dr. Shapiro that we entered into in 2006, which provides that in the event of a change of control of the Company, all unvested stock options and restricted stock granted to Dr. Shapiro by the Company and then held by her shall immediately vest as of the date immediately prior to the effective date of the change of control.

        The following table sets forth, for the fiscal year ended December 31, 2015, the total compensation paid to the Independent Directors serving on the Board.

Director Compensation for 2015

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(7)	Option Awards ($)(7)	Total ($)
Anders D. Hove, M.D.	65,000	(1)	55,104	165,229	285,333
Keith R. Leonard, Jr.	66,000	(2)	55,104	165,229	286,333
Mark Leschly	65,000	(3)	55,104	165,229	285,333
William J. Rieflin	111,000	(4)	59,198	177,613	347,811
Lucy Shapiro, Ph.D.	55,000	(5)	55,104	165,229	275,333
Wendell Wierenga, Ph.D.	55,000	(6)	55,104	165,229	275,333

(1)
Represents an annual cash retainer of $50,000 and a Compensation Committee chairperson cash retainer of $15,000. In 2015, Dr. Hove's director compensation was paid directly to VR Management, LLC ("VRM"), which is the management company for Venrock Associates IV, L.P., Venrock Partners, L.P. and Venrock Entrepreneurs Fund IV, L.P., as described under "Security Ownership of Certain Beneficial Owners and Management."

(2)
Represents an annual cash retainer of $50,000, an Audit Committee member cash retainer of $10,000 and a Compensation Committee member cash retainer of $6,000.

(3)
Represents an annual cash retainer of $50,000, an Audit Committee member cash retainer of $10,000 and a Nominating and Corporate Governance Committee member cash retainer of $5,000.

(4)
Represents an annual cash retainer of $50,000, an Independent Lead Director annual cash retainer of $25,000, an Audit Committee chairperson cash retainer of $30,000 and a Compensation Committee member cash retainer of $6,000.

(5)
Represents an annual cash retainer of $50,000 and a Nominating and Corporate Governance Committee member cash retainer of $5,000.

(6)
Represents an annual cash retainer of $50,000 and a Nominating and Corporate Governance Committee member cash retainer of $5,000.

(7)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, in respect of restricted stock unit and stock option awards. These amounts do not reflect compensation actually received by the Independent Directors. Assumptions used in the calculation of these amounts are included in "Note 10" to the Notes to Consolidated Financial Statements for the year ended December 31, 2015, included in our Annual Report. The number of restricted stock units and stock options granted to each Independent Director in 2015 was as follows: 794 restricted stock units and 4,096 stock options for Dr. Hove; 794 restricted stock units and 4,096 stock options for Mr. Leonard; 794 restricted stock units and 4,096 stock options for Mr. Leschly; 853 restricted stock units and 4,403 stock options for Mr. Rieflin; 794 restricted stock units and 4,096 stock options for Dr. Shapiro; and 794 restricted stock units and 4,096 stock options for Dr. Wierenga. As of December 31, 2015, the aggregate number of outstanding restricted stock units and stock options (including unvested restricted stock unit and stock option awards) held by each Independent Director was as follows: 794 restricted stock units and 91,596 stock options for Dr. Hove; 794 restricted stock units and 31,096 stock options for Mr. Leonard; 794 restricted stock units and 103,096 stock options for Mr. Leschly; 853 restricted stock units and 93,403 stock options for Mr. Rieflin; 794 restricted stock units and 12,409 stock options for Dr. Shapiro; and 794 restricted stock units and 31,096 stock options for Dr. Wierenga. Under an agreement between Dr. Hove and VRM, Dr. Hove is deemed to hold stock options and restricted stock units held by him at the direction, and for the sole benefit, of VRM.

Other Compensation Information

        The Company does not maintain any defined benefit pension plans or nonqualified defined contribution plans for the members of the Board. In addition, the Company does not maintain any nonqualified deferred compensation plans for the members of the Board, except that, as described above, Independent Directors may elect to defer the settlement of restricted stock units granted to them in connection with any Annual Grant, Annual Lead Director Grant or New Director Grant, as applicable, until the earlier of (i) the Independent Director's separation from service with the Company or (ii) the occurrence of a change in control of the Company.

Ownership Guidelines for Directors

        We encourage long-term share ownership by our Independent Directors. In early 2015, we adopted minimum stock ownership guidelines for our directors, which require, within specified periods of time, holdings of Company equity equal to at least 3x their annual cash retainer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and accompanying footnotes show information as of April 15, 2016 regarding the beneficial ownership of the Company's shares by:

  •
  each person who was known by the Company to own beneficially more than 5% of its shares;

  •
  each member of the Board and each of the Company's executive officers; and

  •
  all members of the Board and the Company's executive officers as a group.

        For purposes of the table below, we deem shares subject to options that are exercisable or exercisable within sixty days of April 15, 2016 and restricted stock units vesting within sixty days of April 15, 2016 to be outstanding and to be beneficially owned by the person holding the options or restricted stock units, as applicable, for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares beneficially owned by them. On April 15, 2016, there were 45,360,440 shares outstanding. Unless otherwise specified, the address of each director and executive officer is c/o Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303.

	Shares Beneficially Owned(8)
Name and Address	Number of Shares	Percentage of Common Stock
5% Stockholders:
FMR LLC(1)	6,618,530	14.6%
Baker Bros. Advisors LP(2)	4,871,046	10.7%
BlackRock, Inc.(3)	4,428,933	9.8%
The Vanguard Group(4)	2,697,484	5.9%
Directors and Executive Officers:
Paul L. Berns	336,815	*
Anders D. Hove, M.D.(5)	33,092	*
Keith R. Leonard, Jr.	22,890	*
Mark Leschly(6)	103,890	*
William J. Rieflin(7)	94,256	*
Lucy Shapiro, Ph.D.	13,203	*
Wendell Wierenga, Ph.D.	13,890	*
Graeme Bell	8,700	*
Vincent P. Ippolito	48,724	*
Ryan T. Sullivan	29,566	*
Lee T. Zane, M.D.	238,330	*
All directors and executive officers as a group (11 persons)	943,356	2.1%

*
Less than 1%.

(1)
Based solely on information contained in a Schedule 13G filed with the SEC on February 12, 2016 by FMR LLC ("FMR"). In the FMR Schedule 13G, FMR reported sole voting power over 49,956 shares and sole dispositive power over 6,618,530 shares. FMR's address is 245 Summer Street, Boston, MA 02210.

(2)
Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2016 by Baker Bros. Advisors LP ("Baker Bros."). In the Baker Bros. Schedule 13G, Baker Bros. reported sole voting power and sole dispositive power over 4,871,046 shares. Includes 4,393,752 shares held by Baker Brothers Life Sciences, L.P. ("Life Sciences"), 83,913 shares held by 14159, L.P. ("14159") and 393,381 shares held by 667, L.P. ("667," and together with Life Sciences and 14159, the "Baker Bros. Funds"). Pursuant to the amended and restated management agreements among Baker Bros., the

  Baker Bros. Funds and their respective general partners, Baker Bros. has complete and unlimited discretion and authority with respect to the Baker Bros. Funds' investments and voting power over investments. Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker as principals of Baker Bros. Advisors (GP) LLC, and Baker Bros. may be deemed to be beneficial owners of the shares directly held by the Baker Bros. Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such shares. Each of Baker Bros., Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker disclaim beneficial ownership of the shares held by each of the Baker Bros. Funds. Baker Bros.'s address is 667 Madison Avenue, 21st Floor, New York, NY 10065.

(3)
Based solely on information contained in a Schedule 13G filed with the SEC on January 8, 2016 by BlackRock, Inc. ("BlackRock"). In the BlackRock Schedule 13G, BlackRock reported sole voting power over 4,337,887 shares and sole dispositive power over 4,428,933 shares. BlackRock's address is 55 East 52nd Street, New York, NY 10055.

(4)
Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group ("Vanguard"). In the Vanguard Schedule 13G, Vanguard reported sole voting power over 91,367 shares, shared voting power over 2,100 shares, sole dispositive power over 2,606,317 shares and shared dispositive power over 91,167 shares. Vanguard's address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Excludes (i) 44,464 shares held by Venrock Associates IV, L.P. ("VA4"), 9,068 shares held by Venrock Partners, L.P. ("VP"), 1,092 shares held by Venrock Entrepreneurs Fund IV, L.P. ("VEF4"), 100,521 shares held by Venrock Healthcare Capital Partners, L.P. ("VHCP"), 18,383 shares held by VHCP Co-Investment Holdings, LLC ("VHCP Co-Invest"), 151,658 shares held by Venrock Healthcare Capital Partners II, L.P. ("VHCP II") and 28,695 shares held by VHCP Co-Investment Holdings II, LLC ("VHCP Co-Invest II"), (ii) 91,596 shares issuable upon the exercise of outstanding options held by Dr. Hove that are exercisable or exercisable within sixty days of April 15, 2016 and (iii) 794 shares underlying restricted stock units held by Dr. Hove and vesting within sixty days of April 15, 2016. Under an agreement between Dr. Hove and VRM, Dr. Hove is deemed to hold options and restricted stock units held by him at the direction, and for the sole benefit, of VRM. VRM is the management company for VAIV, VP and VEFIV and may be deemed to beneficially own these shares. Venrock Management IV, LLC ("VM4"), Venrock Partners Management, LLC ("VPM") and VEF Management IV, LLC ("VEFM4") are the sole general partners of VA4, VP and VEF4, respectively, and may be deemed to beneficially own these shares. VHCP Management, LLC ("VHCP Management") is the general partner of VHCP and the manager of VHCP Co-Invest and may be deemed to beneficially own these shares. VHCP Management II, LLC ("VHCP Management II") is the general partner of VHCP II and the manager of VHCP Co-Invest II and may be deemed to beneficially own these shares. Dr. Hove is a member of VRM, VM4, VPM and VEFM4 and a managing member of VHCP Management and VHCP Management II and may be deemed to beneficially own these shares. Dr. Hove, VHCP Management, VHCP Management II, VRM, VM4, VPM and VEFM4 expressly disclaim beneficial ownership over these shares except to the extent of their indirect pecuniary interests therein. The address of Dr. Hove and each of the Venrock entities listed above is c/o Venrock, 3340 Hillview Avenue, Palo Alto, CA 94304.

(6)
Excludes 258,662 shares held by Rho Ventures IV Holdings LLC ("RV IV Holdings"), 68,620 shares held by Rho Ventures IV, L.P. ("RV IV"), 362,663 shares held by Rho Ventures IV (QP), L.P. ("RV QP") and 377,947 shares held by Rho Ventures IV GmbH & Co Beteiligungs KG ("RV KG"). Rho Management Ventures IV, L.L.C. ("RMV") is the general partner of RV IV and RV QP and the managing member of RV IV Holdings; and Rho Capital Partners Verwaltungs GmbH ("RCP GmbH") is the general partner of RV KG. RMV and RCP GmbH own no shares directly. Mr. Leschly is a managing member of RMV and a managing director of RCP GmbH, has voting and investment control over the shares owned by RV IV Holdings, RV IV, RV QP and RV KG and may be deemed to beneficially own the shares held by RV IV Holdings, RV IV, RV QP and RV KG. Mr. Leschly expressly disclaims beneficial ownership over the shares held by RV IV Holdings, RV IV, RV QP and RV KG except to the extent of his indirect pecuniary interests therein. Mr. Leschly's address is c/o Rho Capital Partners, Inc., 152 West 57th Street, 23rd Floor, New York, NY 10019.

(7)
Includes 89,000 shares held by a family trust.

(8)
Includes the following shares issuable upon the exercise of options that are exercisable or exercisable within sixty days of April 15, 2016 or the vesting of restricted stock units vesting within sixty days of April 15, 2016: for Mr. Berns, 286,283 shares; for Mr. Leonard, 22,890 shares; for Mr. Leschly, 103,890 shares; for Mr. Rieflin, 5,256 shares; for Dr. Shapiro, 13,203 shares; for Dr. Wierenga, 13,890 shares; for Mr. Bell, 8,700 shares; for Mr. Ippolito, 26,869 shares; for Mr. Sullivan, 25,708 shares; for Dr. Zane, 203,060 shares; and for all directors and executive officers as a group, 709,749 shares.

 EXECUTIVE OFFICERS

        The executive officers of Anacor Pharmaceuticals, Inc. as of April 29, 2016, their positions and their ages are as listed below.

Name	Age	Position
Paul L. Berns	49	President, Chief Executive Officer and Chairman of the Board
Graeme Bell	49	Executive Vice President and Chief Financial Officer
Vincent P. Ippolito	57	Executive Vice President and Chief Commercial Officer
Ryan T. Sullivan	40	Executive Vice President, General Counsel and Secretary
Lee T. Zane, M.D.	46	Senior Vice President and Chief Medical Officer

        Paul L. Berns has served as our President and Chief Executive Officer since March 2014, Chairman since June 2013 and as a member of our Board since May 2012. From September 2012 to March 2014, Mr. Berns was a self-employed consultant to the pharmaceutical industry. From March 2006 to September 2012, Mr. Berns served as President and Chief Executive Officer, and member of the board of directors, of Allos Therapeutics, Inc., which was acquired by Spectrum Pharmaceuticals, Inc. in September 2012. From July 2005 to March 2006, Mr. Berns was a self-employed consultant to the pharmaceutical industry. From June 2002 to July 2005, Mr. Berns was President, Chief Executive Officer and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. From 2001 to 2002, Mr. Berns served as Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories. From 2000 to 2001, he served as Vice President, Marketing of BASF Pharmaceuticals/Knoll and from 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company. Mr. Berns has been a director of Cellectar Biosciences, Inc. since November 2013, of Jazz Pharmaceuticals, PLC since June 2010 and of XenoPort, Inc. since 2005 (but will not be standing for re-election as a director of XenoPort, Inc. when his current term expires in May 2016). Mr. Berns received a B.S. in Economics from the University of Wisconsin.

        Graeme Bell has served as our Executive Vice President and Chief Financial Officer since June 2015. From 1993 until May 2015, Mr. Bell served in a number of positions of increasing responsibility at Merck & Co., Inc., including Vice President, Country CFO, U.S. Human Health from 2010 to May 2015, Global Pharmaceutical Franchises Controller from 2009 to 2010, Country CFO, U.K. from 2008 to 2009, and Global Head of Investor Relations from 2004 to 2008. Mr. Bell has an MBA from Durham University (UK) and is a Fellow of the Chartered Institute of Management Accountants (CIMA).

        Vincent P. Ippolito has served as our Executive Vice President and Chief Commercial Officer since March 2014. Prior to joining us, Mr. Ippolito served as Senior Vice President, General Manager, Aesthetics at Valeant Pharmaceuticals, Inc. following its acquisition of Medicis Pharmaceutical Corporation in December 2012. From 2008 to December 2012, Mr. Ippolito was Executive Vice President, Sales and Marketing at Medicis, after serving as Senior Vice President of North American Sales from 2006 to 2008 and General Manager of Dermatology Products from 2003 to 2006. From 1986 to 2003, Mr. Ippolito was employed by Novartis AG, where he served in a variety of sales and marketing roles including General Manager, Marketing Group Brand Leader for Dermatology and Bone Products and Vice President of Sales in the Respiratory and Dermatology Division. Mr. Ippolito received a B.A. from University of Wisconsin-Eau Clair in Business Administration.

        Ryan T. Sullivan has served as our Executive Vice President, General Counsel and Secretary since February 2016, after serving as Senior Vice President, General Counsel and Secretary from April 2014 to February 2016. From July 2007 until December 2013, Mr. Sullivan worked as an attorney in the legal group of Warner Chilcott plc, a leading specialty pharmaceutical company that was acquired by Actavis plc (now Allergan plc). During his tenure, Mr. Sullivan served in a number of positions of increasing responsibility, including most recently as Vice President, General Counsel and Secretary of Warner Chilcott plc. Before joining Warner Chilcott plc, Mr. Sullivan practiced in the New York corporate law group of Cahill Gordon & Reindel LLP. Mr. Sullivan holds a B.S. from Cornell University and a J.D. from Cornell Law School.

        Lee T. Zane, M.D., M.A.S., has served as our Senior Vice President and Chief Medical Officer since October 2013, after serving as Vice President, Clinical Development and Interim Chief Medical Officer from January 2012 to October 2013; Vice President, Clinical Development from August 2008 to January 2012; and Medical Director from January 2008 to August 2008. From July 2003 to December 2007, he was Assistant Professor of Clinical Dermatology at University of California, San Francisco (UCSF), where he also served as the Director of both the Mt. Zion Dermatology Clinical Research Unit and the Acne Specialty Practice. Dr. Zane received a B.A. from Colgate University, an M.D. from Stanford University, and a Master of Advanced Study (M.A.S.) in Clinical Research degree from UCSF. Dr. Zane is a board-certified dermatologist and an Assistant Clinical Professor of Dermatology and Epidemiology and Biostatistics at UCSF.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following Compensation Discussion and Analysis describes our executive compensation philosophy and how we implemented it through our 2015 compensation program for our principal executive officer, our current and former principal financial officers and our three other most highly compensated executive officers at the end of 2015 (the "named executive officers"):

  •
  Paul L. Berns—President and Chief Executive Officer (or "CEO");

  •
  Graeme Bell—Executive Vice President and Chief Financial Officer;

  •
  Vincent P. Ippolito—Executive Vice President and Chief Commercial Officer;

  •
  Ryan T. Sullivan—Executive Vice President and General Counsel; and

  •
  Dr. Lee T. Zane—Senior Vice President and Chief Medical Officer.

        In addition, we describe how our former Executive Vice President and Chief Financial Officer, Geoffrey M. Parker, was compensated for 2015 and summarize certain other compensation matters occurring in 2015.

Executive Summary

        2015 was a very productive year for us, as we made considerable progress developing innovative new products derived from our boron chemistry platform, including our lead product development candidate, crisaborole topical ointment, 2%, a novel non-steroidal topical anti-inflammatory phosphodiesterase-4 ("PDE-4") inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis, recognized significant revenues under our Distribution and Commercialization Agreement (together with any amendments thereto, the "Sandoz Agreement") with Sandoz Inc. ("Sandoz"), a Novartis company, in respect of our first approved product, KERYDIN® (tavaborole) topical solution, 5%, and further refined and strengthened our executive compensation programs and corporate governance practices. Key financial and operational highlights are described below.

2015 STOCK PRICE PERFORMANCE

Outstanding Stock Price Appreciation. Over 2015, our stock price increased by 250%. Over the three years ended December 31, 2015, our stock price increased by 2,073%. As a result, we out-performed the NASDAQ Composite Index and the NASDAQ Biotechnology Index by more than 35x and 21x, respectively, in 2015 and by more than 28x and 13x, respectively, over the three years ended December 31, 2015.

Performance-Based Equity Awards. In 2015, we expanded our use of performance-based equity awards, and granted as part of our annual equity award program performance-based equity awards that vest if our stock price meets certain targets.

KEY BUSINESS ACHIEVEMENTS

Achieved Positive Crisaborole Phase 3 Pivotal Study Results. In July 2015, we announced positive top-line results from our two Phase 3 pivotal studies of crisaborole in patients with mild-to-moderate atopic dermatitis. In each study, crisaborole achieved statistically significant results on all primary and secondary endpoints and demonstrated a safety profile consistent with previous studies.

Completed Crisaborole Long-Term Safety Study. In October 2015, we announced top-line results from our long-term safety study of crisaborole in patients with mild-to-moderate atopic dermatitis. In the long-term safety study, crisaborole was found to be well-tolerated and demonstrated a safety profile consistent with that seen in the Phase 3 pivotal studies when used intermittently for up to 12 months.

Submitted Crisaborole NDA Ahead of Schedule. In January 2016, we submitted to the U.S. Food and Drug Administration ("FDA") a New Drug Application ("NDA") seeking approval of crisaborole for the potential treatment of mild-to-moderate atopic dermatitis in children and adults. The NDA has been accepted for review by the FDA, with a Prescription Drug User Fee Act goal date for the completion of the FDA's review of January 7, 2017.

Amended Key Commercialization Agreement. In June 2015, we entered into an Amendment (the "Sandoz Amendment") to the Sandoz Agreement, under which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States. Pursuant to the Sandoz Amendment, Sandoz agreed to increase its commercial investment in KERYDIN in 2015, and we agreed to contribute a total of $20.0 million to Sandoz to pay for certain specified expenses, primarily focused on consumer-directed commercialization activities. The Sandoz Amendment also (i) increased the amount of cumulative minimum gross profit sharing payments to which we are entitled for 2016 to $65.0 million from $45.0 million, (ii) established new cumulative minimum gross profit sharing payments to us for 2017 of $65.0 million and (iii) reduced the price associated with our option to repurchase all rights in KERYDIN from Sandoz on December 31, 2017, as determined pursuant to the Sandoz Agreement.

Recognized Significant Sandoz Agreement Revenues. In 2015, KERYDIN's first full year of sales following its launch in September of 2014, we recognized $69.7 million of distribution and commercialization revenue under the Sandoz Agreement, as compared to $7.6 million in 2014.

CEO COMPENSATION HIGHLIGHTS

Our CEO

Paul L. Berns joined us as CEO in March 2014 and has been critical in driving many of the achievements described above.

Market-Based CEO Compensation. For 2015, we determined total CEO compensation (including annual equity awards) with reference to the 50th and 75th percentiles of the competitive market based on our compensation peer group. In 2016, we continued this approach and again determined total CEO compensation (including annual equity awards) with reference to this range.

Break-Down of 2015 CEO Compensation

Significant Performance Elements. We incorporated significant performance elements into Mr. Berns's annual and long-term incentive compensation arrangements for 2015. Approximately 85% of Mr. Berns's 2015 total compensation consisted of variable compensation elements dependent on our achievement of corporate performance goals and objectives and our stock price performance.
Executive Leadership. Our CEO led an experienced executive team that spearheaded our business successes described above.

COMPENSATION AND GOVERNANCE BEST PRACTICES

What We Do

Independent Lead Director and Majority Independent Board. William J. Rieflin serves as our Board's independent lead director, and all of the members of our Board (except Mr. Berns) are independent directors.
Independent Compensation Committee. Our Compensation Committee, which is composed entirely of independent directors, provides independent oversight of our compensation programs.

Independent Compensation Consultant. Our Compensation Committee retains an independent executive compensation consulting firm that reports directly to the committee and provides no other services for the Company.

Annual Compensation Review and Analysis. Our Compensation Committee conducts an annual assessment of executive compensation to ensure that we provide competitive compensation packages to attract, retain, reward and incentivize our executive management team to achieve success for us and our stockholders.

Multiple Performance Elements. In accordance with our performance-based compensation philosophy, our executive compensation program incorporates multiple performance elements, including cash incentive bonus targets payable upon the achievement of corporate and individual goals and objectives, and long-term equity incentive compensation, a substantial portion of which consists of performance-based equity awards and stock options.

Use of Reference Peer Group. Our Compensation Committee, with the assistance of its independent compensation consultant, annually analyzes the compensation practices of a peer group of similar life science companies for purposes of ensuring the reasonableness and competitiveness of our executive compensation program.

Stock Ownership Requirements. In early 2015, we adopted minimum stock ownership guidelines for our Board, CEO and employees at or above the level of Senior Vice President, including our named executive officers, which require, within specified periods of time, our directors to hold Company equity equal to at least 3x their annual cash retainer and our CEO, Executive Vice Presidents and Senior Vice Presidents to hold Company equity equal to at least 3x, 2x and 1.5x, respectively, their annual base salary.
Compensation Risk Assessment. In 2015, we strengthened our annual compensation risk assessment review process.

What We Don't Do

No excise tax gross-ups. We have not provided excise tax "gross-ups" to any of our named executive officers.

No excessive severance or "single-trigger" change-in-control protections. Our named executive officer severance arrangements are consistent with the practices of our compensation peer group and change-in-control protections for our named executive officers are limited to "double-trigger" arrangements.
Limited perquisites. Our named executive officers receive only limited perquisites, primarily consisting of life and disability insurance and, as applicable, relocation benefits.
No guaranteed bonuses. We do not provide guaranteed bonuses to our named executive officers.

No hedging or pledging of Company stock. Our insider trading policy prohibits our named executive officers and other employees from engaging in speculative trading activities, including hedging or pledging their company securities as collateral.

STOCKHOLDER ENGAGEMENT

Annual "Say-on-Pay". Our Board has determined to hold an advisory vote on the compensation of our named executive officers (a "say-on-pay" vote) every year. Our 2015 advisory say-on-pay proposal was approved by over 86% of the votes cast on the proposal. Our Board and Compensation Committee took this result into consideration when designing the structure of our 2016 annual compensation program, including the performance-based elements thereof.

Communication with Stockholders. We believe that stockholder engagement is important and we regularly communicate with our largest stockholders. As we mature as a company, we will continue to expand our stockholder engagement efforts. We welcome feedback with respect to our executive compensation practices from all of our stockholders.

Direct Input. Our Board members, who are themselves stockholders, approved the compensation for our CEO and other named executive officers with the goal of driving long-term company performance and stockholder returns.

Philosophy of our Executive Compensation Program

        We have adopted a performance-based compensation philosophy that is intended to focus our executive officers on the achievement of our near-term corporate goals, as well as our long-term strategic objectives. In particular, our philosophy is designed to achieve the following objectives:

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  attract, engage and retain exceptionally talented and highly experienced executive officers in the competitive and dynamic life sciences industry;

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  motivate and reward our executive officers whose knowledge, skills and performance contribute to our success;

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  encourage and inspire our executive officers to achieve strategic corporate objectives by linking incentive award opportunities to the achievement of individual and corporate short-term and long-term goals;

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  align the interests of our executive officers and stockholders by motivating our executive officers to increase stockholder value and rewarding them when stockholder value increases; and

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  discourage excessive risk-taking.

        Our Compensation Committee reinforces this philosophy through the implementation of compensation elements that consider:

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  performance, including the achievement of corporate and individual goals and objectives;

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  expectations based on the individual's position and skill set;

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  the demand and competition for the position in the marketplace, including the compensation paid to executive officers in similar positions at other life sciences companies; and

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  internal parity considerations.

        We strive to incorporate best practices in our executive compensation program. In early 2015, we adopted minimum stock ownership guidelines for our Board, Chief Executive Officer and employees at or above the level of Senior Vice President, including our named executive officers, which require, within specified periods of time, our directors to hold Company equity equal to at least 3x their annual cash retainer and our Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents to hold Company equity equal to at least 3x, 2x and 1.5x, respectively, their annual base salary. We also strengthened our annual compensation risk assessment review process in 2015. We have not provided excise tax gross-ups to any of our executive officers, the severance arrangements for our executive officers are consistent with the practices of our compensation peer group, and change-in-control protections for our executive officers are limited to "double-trigger" arrangements. Our executive officers receive only limited perquisites, primarily consisting of life and disability insurance and, as applicable, relocation benefits, and we do not provide guaranteed bonuses to our named executive officers. In addition, our insider trading policy prohibits our employees, including our named executive officers, from engaging in speculative trading activities, including hedging or pledging their company securities as collateral.

Role of the Compensation Committee, Executive Officers and Compensation Consultants in Compensation Decisions

        Our Compensation Committee is responsible for the evaluation and oversight of our compensation programs, policies and practices to ensure that they are consistent with our compensation philosophy and objectives. Accordingly, our Compensation Committee reviews and approves (or recommends to our Board for approval) all compensation provided to our named executive officers, including adjustments to base salaries, annual cash incentive bonus opportunities, equity incentive awards, severance arrangements and benefit programs. Our Compensation Committee analyzes each of the primary elements of our executive compensation program to ensure that the compensation of our named executive officers is consistent with our compensation philosophy and competitive with the compensation provided to executive officers with similar positions at comparable life sciences companies.

        On an annual basis, our Compensation Committee meets to review the performance of our Chief Executive Officer and our other named executive officers. At these meetings, our Compensation Committee typically invites our Chief Executive Officer to participate in the discussion (excluding discussions pertaining to his own compensation) in order to seek our Chief Executive Officer's input and compensation recommendations based on his assessment of the progress of our other named executive officers against relevant corporate and their specific individual goals and objectives. In addition, periodically throughout the year, our Compensation Committee meets to review and decide compensation matters. At our Board meetings, our Compensation Committee reports its findings and decisions to our Board, as appropriate. From time to time, our Compensation Committee seeks additional input from the other non-employee directors who are not on our Compensation Committee. With respect to the compensation of our Chief Executive Officer, rather than making a final decision, our Compensation Committee makes a recommendation to our Board for approval by our non-employee directors. On occasion, our Compensation Committee will also follow this procedure for other compensation-related decisions.

        Our Compensation Committee may engage or seek the advice of compensation consultants from time to time as the need arises. In 2015, our Compensation Committee engaged Compensia, Inc. ("Compensia"), a national independent compensation consulting firm, to assist it (i) in establishing our 2015 compensation peer group, (ii) in analyzing peer compensation data relevant to our director, executive officer and employee compensation programs, including the mix of cash- and equity-incentives that we provide to our employees, (iii) with our compensation risk assessment review process, (iv) in reviewing our compensation-related disclosures and (v) in our efforts to better understand the views of our stockholders with respect to compensation matters. Compensia provided no other services to the Company in 2015. Our Compensation Committee determined that the work of Compensia did not raise any conflicts of interest in 2015. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and the applicable NASDAQ rules.

Stockholder Engagement

        We believe that stockholder engagement is important. We regularly communicate with our largest stockholders and intend to continue to expand our stockholder engagement efforts. We welcome feedback with respect to our executive compensation practices from all of our stockholders. Our Board has determined to hold an advisory "say-on-pay" vote on the compensation of our named executive officers every year. Our 2015 advisory say-on-pay proposal was approved by over 86% of the votes cast on the proposal. Our Board and Compensation Committee took this result into consideration when designing and structuring our 2016 annual compensation program, including the performance-based elements thereof.

Our Executive Compensation Program

        The components of our executive compensation program consist primarily of base salary, an annual cash incentive bonus opportunity, equity incentive awards, broad-based health and welfare benefits programs and balanced severance arrangements. In making compensation determinations, our Compensation Committee relies upon its judgment and experience, analysis and input from its independent compensation consultant and the recommendations of our Chief Executive Officer (except in connection with his own compensation) to determine the appropriate mix of cash and equity, and long-term and short-term compensation, for each named executive officer. In determining the appropriate mix of cash and equity incentive compensation for our named executive officers, our Compensation Committee considers a number of factors, including: the past performance and contribution of our named executive officers, the desired future performance focus, the dilutive effects of cash- and equity-based compensation and the retentive and incentive value of cash- versus equity-based compensation. Our compensation program is designed to be flexible in order to accommodate new compensation objectives as they arise. In 2015, we employed both equity-based compensation programs (in the form of performance-based restricted stock unit awards, stock option awards and restricted stock unit awards), and cash-based compensation programs (in the form of base salaries and cash incentive bonuses).

        Each of the primary elements of our executive compensation program is discussed below in more detail.

Component	Type	Purpose
Base Salary	Cash; Fixed	Recruitment, retention and risk balance
Annual Cash Incentive Awards	Cash; Performance-Based	Aligns individual incentives with corporate goals and objectives; rewards performance
Long-Term Equity Incentive Awards	Equity; Service-Based; Performance-Based	Rewards long-term performance; promotes the creation of stockholder value; recruitment and retention
Severance Arrangements	Cash; Equity; Fixed	Recruitment, retention and risk balance
Health & Welfare Benefits	In kind	Recruitment and wellness

        Consistent with our compensation philosophy, our Compensation Committee applies the elements of our compensation program to position the compensation of our named executive officers as a group competitively with respect to comparable life sciences companies, while tailoring the compensation of each named executive officer in light of such individual's respective performance, responsibilities, experience and potential contributions to our future growth.

        For purposes of our 2015 executive compensation program, we established a peer group to aid our Compensation Committee in understanding the competitive market and determining the compensation arrangements for our Chief Executive Officer and our other named executive officers. In selecting our 2015 compensation peer group, our Compensation Committee, with the assistance of its independent compensation consultant, Compensia, analyzed similar life science companies based on a number of criteria, including market capitalization, revenue, commercial stage, head count and other relevant considerations, to identify a relevant group of peer companies for purposes of ensuring the reasonableness and competitiveness of our executive compensation program. Our 2015 compensation peer group consisted of the following life sciences companies:

Aegerion Pharmaceuticals, Inc.	Dyax Corp.	Neurocrine Biosciences, Inc.
AMAG Pharmaceuticals, Inc.	Enanta Pharmaceuticals, Inc.	Orexigen Therapeutics, Inc.
Arena Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.	Portola Pharmaceuticals, Inc.
Avanir Pharmaceuticals, Inc.	ImmunoGen, Inc.	PTC Therapeutics, Inc.
Celldex Therapeutics, Inc.	Keryx Biopharmaceuticals, Inc.	Synageva BioPharma Corp.
Clovis Oncology, Inc.	Merrimack Pharmaceuticals, Inc.	TESARO, Inc.

        At the beginning of 2015, based on the input and analysis provided by Compensia and the recommendation of our Chief Executive Officer (except with respect to his own compensation), our Compensation Committee determined that 2015 target total direct compensation for our Chief Executive Officer and other named executive officers employed by the Company would be determined with reference to the 50th and 75th percentiles of compensation for executives holding similar positions at the companies in our compensation peer group. In determining each named executive officer's equity incentive award, our Compensation Committee examined peer group compensation data provided by Compensia and other related compensation data. When hiring our new Chief Financial Officer during 2015, our Compensation Committee continued to use this approach, although it supplemented annual compensation with one-time "sign-on" equity awards as necessary and appropriate to achieve the Company's recruitment and retention objectives and to closely align the interests of the new named executive officer with those of our stockholders.

Annual Cash Compensation

Base Salary

        Base salaries are set at levels that are intended to be competitive with those of executives holding similar positions at companies in our compensation peer group, based on the compensation analysis provided by Compensia. The base salaries of our named executive officers are reviewed annually and adjusted to reflect individual roles, performance and competitive compensation levels. We may also increase the base salaries at other times if a change in the scope of the executive officer's responsibilities justifies such consideration or, in limited circumstances, to maintain salary parity within our competitive environment. We also evaluate general economic conditions and our cash position in determining base salaries.

        During 2015, our Compensation Committee determined the base salaries of our named executive officers with reference to the 50th percentile of our compensation peer group and approved (or in the case of our Chief Executive Officer, recommended to our Board for approval) the following base salaries for our named executive officers. The base salary for our new Chief Financial Officer, Mr. Bell, was negotiated in the context of a competitive recruitment process with reference to such data and was determined by our Compensation Committee, which considered input provided by Compensia and the recommendation of our Chief Executive Officer. The adjustments made at the beginning of 2015 to the 2015 base salaries of Messrs. Berns, Ippolito, Sullivan and Parker and Dr. Zane were determined based upon the recommendation of our Chief Executive Officer (other than for his own base salary) and input from Compensia.

Named Executive Officer	2015 Salary	Change from 2014
Paul L. Berns	$600,000	Increased 3.4%
Graeme Bell	$400,000	New hire
Vincent P. Ippolito	$412,000	Increased 3.0%
Ryan T. Sullivan	$391,400	Increased 3.0%
Dr. Lee T. Zane	$375,950	Increased 3.0%
Geoffrey M. Parker	$412,000	Increased 3.0%

        For 2016, our Compensation Committee determined base salary adjustments with reference to the 50th percentile of our new compensation peer group determined for 2016 and based upon the recommendation of our Chief Executive Officer (other than for his own base salary adjustment) and input from Compensia, consistent with its approach in the prior year. As a result, our Compensation Committee recommended to our Board for approval a 2016 base salary for Mr. Berns of $700,000, and approved 2016 base salaries for each of Messrs. Bell, Ippolito and Sullivan and Dr. Zane of $425,000, $425,000, $425,000 and $400,000, respectively.

Cash Incentive Bonuses

        Our executive compensation program includes a cash incentive bonus plan with pre-established cash incentive bonus targets (calculated as a percentage of base salary) which are payable upon the achievement of (i) corporate goals and objectives, and (ii) in the case of the named executive officers other than our Chief Executive Officer, individual goals and objectives, subject, in each case, to adjustment by our Compensation Committee in its discretion. Our cash incentive bonus plan is designed to drive stockholder value by tying a portion of the cash incentive compensation opportunities for our named executive officers to the corporate performance measures that we believe are most important to the success of our Company, and supplementing those corporate performance measures for each of our named executive officers (other than our Chief Executive Officer) with individual performance measures that are carefully tailored to their respective functional goals and objectives. We believe that the division of our cash incentive bonus program into corporate and individual components with an emphasis on corporate goals and objectives enables us to provide appropriate incentives for the achievement of milestones critical to our business.

        At the beginning of each year, our Compensation Committee recommends to our Board for approval the cash incentive bonus target for our Chief Executive Officer. In determining this target, our Compensation Committee takes into account input and compensation peer group data provided by Compensia, as well as its assessment of our Chief Executive Officer's performance in the prior year. Similarly, our Compensation Committee annually approves cash incentive bonus targets for our other named executive officers. In setting these targets, our Compensation Committee considers the recommendation of our Chief Executive Officer, input and compensation peer group data provided by Compensia and our Compensation Committee's assessment of each named executive officer's performance in the prior year. Cash incentive bonuses are payable below, at or above target in the discretion of the Compensation Committee, based on the level of performance achievement.

        The relative weightings of the components of each named executive officer's cash incentive bonus target tied to corporate and individual goals and objectives are approved on an annual basis by (i) in the case of the Chief Executive Officer, our Board based upon the recommendation of our Compensation Committee, and (ii) in the case of our named executive officers other than our Chief Executive Officer, our Compensation Committee. Consistent with past practice, and upon the recommendation of our Compensation Committee, our Board decided that the 2015 cash incentive bonus for Mr. Berns would be based entirely on the achievement of corporate goals and objectives. Our Compensation Committee believes that this allocation appropriately focuses the efforts of our Chief Executive Officer on the key corporate objectives deemed by our Board to be in the best interests of our stockholders. For 2015, the cash incentive bonuses for our named executive officers (other than Mr. Berns) were based 75% on the achievement of corporate goals and objectives and 25% on the achievement of individual goals and objectives. Corporate goals and objectives and individual goals and objectives for our named executive officers are set at aggressive levels so as to require substantial effort and commitment by our named executive officers to attain such goals and objectives, with the belief that such efforts will significantly contribute to increased stockholder value. Although our cash incentive bonus plan is goal-oriented, it is not strictly formulaic. Our Compensation Committee retains the discretion to determine cash incentive bonus payouts based on the overall success of the Company during the performance year.

        Our 2015 corporate goals and objectives were as follows:

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  Prepare for the launch, if approved, of our lead product development candidate, crisaborole, by completing our Phase 3 pivotal studies and long-term safety study, executing our regulatory affairs and medical affairs plans, including our preparatory work to enable the submission to the FDA of the crisaborole NDA by the end of the first quarter of 2016, executing on our commercial drug supply plan to position us to support product demand requirements and developing our commercial and promotional strategy for crisaborole, if approved;

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  Support our partner Sandoz in its efforts to maximize revenue for KERYDIN, as well as in its medical education and scientific publication activities, enhancing our drug supply capabilities through our third-party manufacturers and executing on our FDA post-approval clinical trial obligations;

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  Refocus our R&D efforts on commercial opportunities, streamline our R&D organization and internal processes and evaluate external product development and commercialization opportunities; and

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  Achieve budget management goals, manage our intellectual property estate, execute our annual healthcare compliance plan and continue to build a high performance operating culture that drives long term value creation for customers, stockholders and employees.

        In February 2016, our Compensation Committee evaluated the achievement of our 2015 corporate goals and objectives and took note of the following accomplishments with respect to these goals and objectives: (i) our announcement in July 2015 of positive top-line results from our two Phase 3 pivotal studies of crisaborole in patients with mild-to-moderate atopic dermatitis, in which crisaborole achieved statistically significant results on all primary and secondary endpoints and demonstrated a safety profile consistent with previous studies; (ii) our announcement in October 2015 of top-line results from our long-term safety study of crisaborole in patients with mild-to-moderate atopic dermatitis, in which crisaborole was found to be well-tolerated and demonstrated a safety profile consistent with that seen in the Phase 3 pivotal studies when used intermittently for up to 12 months; (iii) our successful pre-NDA meeting with the FDA in anticipation of our filing of the crisaborole NDA; (iv) our submission to the FDA of the crisaborole NDA ahead of schedule in January 2016; (v) our entry into the Sandoz Amendment in June 2015, pursuant to which Sandoz agreed to increase its commercial investment in KERYDIN in 2015, we agreed to contribute a total of $20.0 million to Sandoz to pay for certain specified expenses, primarily focused on consumer-directed commercialization activities, the amount of cumulative minimum gross profit sharing payments to which we are entitled for 2016 was increased to $65.0 million from $45.0 million, new cumulative minimum gross profit sharing payments to us for 2017 of $65.0 million were established and the price associated with our option to repurchase all rights in KERYDIN from Sandoz on December 31, 2017, as determined pursuant to the Sandoz Agreement, was reduced; (vi) our recognition of $69.7 million of distribution and commercialization revenue in 2015, including $60.5 million of KERYDIN gross profit sharing revenue; (vii) our implementation of a rational strategic R&D review process focused on commercial priorities, which resulted in the termination of certain non-strategic programs and a more streamlined and efficient R&D organization and (viii) successful budget management, which resulted in us ending the year with $144.4 million in cash, cash equivalents and investments on our balance sheet. In light of these accomplishments and the overall success of the Company in 2015, the Compensation Committee determined that our 2015 corporate goals and objectives were achieved in the aggregate at 127.5% of target. Cash incentive bonuses payable upon the achievement of the corporate goals and objectives for 2015 were paid to each named executive officer (other than Mr. Parker) based on such officer's cash incentive bonus target and base salary in effect on December 31, 2015 and were not prorated based on start date, as applicable. Due to the cessation of his employment with the Company effective May 31, 2015, Mr. Parker was not eligible to receive, and did not receive, a 2015 annual cash incentive bonus based upon the achievement of the corporate goals and objectives for 2015.

        With respect to the individual performance component of our cash incentive bonus program applicable to each of our named executive officers (other than Mr. Berns), multiple personal goals and objectives were selected at the beginning of the annual performance period as described below (or, in the case of Mr. Bell, following his hire in June 2015), based upon the recommendation of our Chief Executive Officer and were approved by our Compensation Committee. These individual goals and objectives were communicated to the named executive officers and were designed to align such officer's individual performance objectives with our broader corporate and departmental goals and objectives. Following the completion of the relevant individual performance review period, the individual cash incentive bonus achievement level for each of these named executive officers was evaluated by our Chief Executive Officer and recommended for approval by our Compensation Committee based on the Compensation Committee's subjective determination of individual performance.

        The key 2015 individual goals and objectives for our current named executive officers (other than our Chief Executive Officer) were as follows.

  •
  Mr. Bell: Achieve designated budgetary and financial forecasting objectives; enhance finance and IT systems and processes to support corporate goals and objectives; execute investor relations strategy; oversee external financial reporting; and support R&D and business development objectives.

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  Mr. Ippolito: Complete commercial launch strategy and strategic plan for crisaborole, if approved; complete pre-specified market research goals for crisaborole; develop rigorous data-based forecasting model for crisaborole; support Sandoz in its sales and marketing efforts for KERYDIN; and assist in the identification, evaluation and execution of strategic business development opportunities.

  •
  Mr. Sullivan: Ensure execution of the 2016 healthcare compliance plan and implementation of enhancements to the Company's healthcare compliance programs under the direction of the healthcare compliance committee; execute designated intellectual property-related initiatives; provide legal support for all functional areas; oversee legal matters relating to the negotiation and execution of business development transactions and other strategic corporate projects; oversee and manage litigation matters; and assist with disclosure matters and corporate governance initiatives.

  •
  Dr. Zane: Achieve specified clinical objectives relating to crisaborole and KERYDIN, including those related to the Phase 3 pivotal studies of crisaborole and the Company's FDA post-approval clinical trial obligations with respect to KERYDIN; support various regulatory objectives relating to the crisaborole NDA; develop and execute the medical affairs plan for crisaborole; and assist Sandoz in its medical education and scientific publication activities for KERYDIN.

        As noted above, our Board decided that the 2015 cash incentive bonus for Mr. Berns would be based entirely on the achievement of corporate goals and objectives. Due to the cessation of his employment with the Company effective May 31, 2015, Mr. Parker was not eligible to receive, and did not receive, a 2015 annual cash incentive bonus based upon the achievement of individual goals and objectives for 2015.

        In early 2015, our Compensation Committee made the determination to move to an annual payment schedule with respect to individual cash incentive bonus payments for employees at or above the level of Senior Vice President, including our named executive officers. As a result, in February 2016, each of our current named executive officers (other than Mr. Berns) received cash incentive bonuses based upon their respective achievement of individual goals and objectives for 2015. Cash incentive bonuses payable upon the achievement of individual goals and objectives for 2015 were paid to each current named executive officer (other than Mr. Berns) based on such officer's cash incentive bonus target and base salary in effect on December 31, 2015 and were not prorated based on start date, as applicable. For 2015, the individual cash incentive bonus achievement level for each of our current named executive officers (other than our Chief Executive Officer) was: 100% for Mr. Bell, 105% for Messrs. Ippolito and Sullivan and 113% for Dr. Zane.

        The following table sets forth the 2015 cash incentive bonus target, 2015 individual cash incentive bonus payments, 2015 corporate cash incentive bonus payment and 2015 aggregate cash incentive bonus payments for each of our named executive officers:

Named Executive Officer	2015 Cash Incentive Bonus Target (as % of base salary)	2015 Individual Cash Incentive Bonus Payments	2015 Corporate Cash Incentive Bonus Payments	2015 Aggregate Cash Incentive Bonus Payments
Paul L. Berns	65%	—	$497,250	$497,250
Graeme Bell	35%	$35,000	$133,875	$168,875
Vincent P. Ippolito	50%	$54,075	$196,988	$251,063
Ryan T. Sullivan	35%	$35,960	$130,997	$166,957
Dr. Lee T. Zane	35%	$37,172	$125,826	$162,998
Geoffrey M. Parker	50%	—	—	—

Equity Incentive Compensation

        Our Compensation Committee is authorized to grant equity awards under the 2010 Plan. We believe that our long-term performance is best facilitated through a culture of equity ownership that aligns the named executive officers' interests with the interests of our stockholders. To encourage this ownership culture, we typically grant an initial equity award to new executive officers and grant annual equity awards as part of our ongoing executive officer compensation program. In addition, we may grant other special equity awards if determined to be in the best interest of the Company, including at the time of significant promotions. In 2015, our equity awards made to our named executive officers included, as applicable, performance-based restricted stock unit awards, stock option awards and restricted stock unit awards. The relative weightings of the components of each named executive officer's equity award were determined with reference to compensation peer group data provided by Compensia.

        Stock option awards are typically subject to a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter. Restricted stock unit awards typically have a four-year vesting period, with the shares subject to the award vesting in four equal annual installments following the relevant vesting commencement date. Performance-based restricted stock unit awards may be designed to vest, or convert into time-based vesting awards, upon the achievement of one or more challenging performance measures established by our Compensation Committee at the time of grant and that may be competitively sensitive. The vesting of each type of award is subject to continued employment through the applicable vesting dates, except in the case of certain qualifying terminations of employment.

        Equity awards granted to our employees, including our named executive officers, include a "double-trigger" provision in the event of a change of control of the Company. For further information on the treatment of equity awards in the event of a termination of employment see "—Employment and Severance Agreements" and "Potential Payments and Benefits Upon a Termination of Employment or a Change of Control."

Annual Equity Awards

        In February 2015, upon the recommendation of our Compensation Committee, our Board approved grants of stock option, restricted stock unit and performance-based restricted stock unit awards to our named executive officers who were employed by us at such time. Mr. Berns was granted stock options to purchase 84,100 shares, 20,260 restricted stock units and 12,890 performance-based restricted stock unit awards, Mr. Ippolito was granted stock options to purchase 28,400 shares, 6,840 restricted stock unit awards and 6,930 performance-based restricted stock unit awards, Mr. Sullivan was granted stock options to purchase 24,360 shares, 5,865 restricted stock unit awards and 6,350 performance-based restricted stock unit awards, Dr. Zane was granted stock options to purchase 24,360 shares, 5,865 restricted stock unit awards and 6,350 performance-based restricted stock unit awards and our former Chief Financial Officer, Mr. Parker, was granted stock options to purchase 28,400 shares, 6,840 restricted stock unit awards and 6,930 performance-based restricted stock unit awards.

        The stock option awards granted in connection with our 2015 annual grant have a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment. The restricted stock unit awards granted in connection with our 2015 annual grant have a four-year vesting period, with the shares subject to the award vesting in four equal annual installments following the relevant vesting commencement date, subject to continued employment. The performance-based restricted stock unit awards granted in connection with our 2015 annual grant provide that in the event that the volume-weighted average price of the Company's common stock equals or exceeds (i) $80.00 per share for 30 consecutive trading days prior to January 1, 2016 (representing a stock price increase of 112% over the grant date closing stock price of $37.81) or (ii) $100.00 per share for 30 consecutive trading days prior to January 1, 2017 (representing a stock price increase of 164% over the grant date closing stock price of $37.81), the performance-based restricted stock unit awards will convert into time-based restricted stock unit awards and the shares subject to the award will vest in two equal annual installments following the date on which the condition specified in clause (i) or (ii) is met. Due to the significant increase in the price of the Company's common stock over 2015, the performance condition, which was designed to be a challenging target, was achieved in August 2015. The awards to Messrs. Ippolito, Sullivan and Parker and Dr. Zane were recommended to our Compensation Committee by Mr. Berns. In the case of Mr. Berns, the award was recommended to our Board by the Compensation Committee. The vesting commencement date of these stock option, restricted stock unit and performance-based restricted stock unit awards was January 1, 2015.

        In determining the size of the February 2015 equity awards granted to our named executive officers employed at the time, our Chief Executive Officer and our Compensation Committee generally targeted long-term incentive grant date values with reference to the 75th percentile of our 2015 compensation peer group, based on data provided by Compensia. In addition, our Compensation Committee considered each named executive officer's relative job scope and responsibilities, individual performance history, prior contributions and importance to the achievement of our forward-looking objectives, the retention value of the proposed awards, as well as the experience of our Compensation Committee members with the practices of other life sciences companies. For more information regarding the equity grants made in 2015, see the "Summary Compensation Table for 2015" and "Grants of Plan-Based Awards Table for 2015" below.

        In 2016, our executive officer group received long-term equity incentive awards with an aggregate grant date value determined with reference to the 75th percentile of our new compensation peer group determined for 2016, based on data provided by Compensia. The stock option awards granted in connection with our 2016 annual grant have a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment. The restricted stock unit awards granted in connection with our 2016 annual grant have a four-year vesting period, with the shares subject to the award vesting in four equal annual installments following the relevant vesting commencement date, subject to continued employment. The performance-based restricted stock unit awards granted in connection with our 2016 annual grant will vest, if at all, based on the achievement of specified performance goals, primarily consisting of revenue targets.

Chief Financial Officer New Hire Awards

        In connection with the negotiated recruitment and hiring of our current Chief Financial Officer, Mr. Bell, and pursuant to his offer letter, in June 2015, our Compensation Committee granted Mr. Bell performance-based restricted stock unit awards, stock option awards and restricted stock unit awards. In determining the size of such long-term incentive awards, our Compensation Committee targeted a long-term incentive grant date value with reference to the 75th percentile of our 2015 compensation peer group for annual equity awards, based on data provided by Compensia, and applied a new hire multiple of approximately 2x. The grant of such long-term incentive awards was instrumental to Mr. Bell's recruitment and was negotiated in part based on the value that Mr. Bell lost by leaving his former employer, Merck & Co., Inc., to join the Company. In addition, such grant was designed to closely align his interests with those of our stockholders and satisfy our retention objectives.

        Mr. Bell was granted stock options to purchase 28,793 shares, 6,006 restricted stock units and a total of 12,012 performance-based restricted stock unit awards. The stock option award granted to

Mr. Bell has a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment. The restricted stock unit award granted to Mr. Bell has a four-year vesting period, with the shares subject to the award vesting in four equal annual installments following the relevant vesting commencement date, subject to continued employment. 8,008 of the performance-based restricted stock units granted to Mr. Bell have the same vesting terms as the performance-based restricted stock unit awards granted to our other named executive officers in connection with our 2015 annual grant. The remaining 4,004 of the performance-based restricted stock units granted to Mr. Bell provide that in the event that the volume-weighted average price of the Company's common stock equals or exceeds (i) $80.00 per share for 30 consecutive trading days prior to January 1, 2017 (representing a stock price increase of 15% over the grant date closing stock price of $69.34), 50% of the shares subject to the award will vest in two equal annual installments following the date on which the condition specified in this clause (i) is met, and (ii) $100.00 per share for 30 consecutive trading days prior to January 1, 2017 (representing a stock price increase of 44% over the grant date closing stock price of $69.34), the remaining 50% of the shares subject to the award will vest in two equal annual installments following the date on which the condition specified in this clause (ii) is met. Due to the significant increase in the price of the Company's common stock over 2015, both performance conditions, which were designed to be challenging targets, were achieved in August 2015. The vesting commencement date of these stock option, restricted stock unit and performance-based restricted stock unit awards was June 1, 2015.

Perquisites and Other Compensation

        All of our named executive officers are eligible to participate in benefit plans and arrangements offered to our employees generally, including health, dental, life, disability and our 401(k) plan. In 2015, we introduced a 401(k) matching program for our employees, including our named executive officers, pursuant to which we contribute and allocate to each participant's account matching contributions equal to 100% of up to 3% of the participant's salary (or such lower limit as may be imposed by the Internal Revenue Service). Our named executive officers may also elect to participate in a supplemental company-paid long-term disability insurance program. In the case of new executive officer hires, we from time to time provide relocation benefits, including reimbursement for out-of-pocket expenses related to housing, transportation and moving, as well as tax reimbursements with respect to a portion of such expenses. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers; however, our Compensation Committee in its discretion may revise, amend or add to any executive officer's benefits and perquisites as it deems advisable.

Employment and Severance Agreements

        We have entered into individual agreements with our named executive officers. The material terms of these agreements are summarized below.

Chief Executive Officer Employment Agreement

        On March 18, 2014, we entered into an employment agreement with our Chief Executive Officer, Mr. Berns. Mr. Berns was also required to execute our standard form of Confidential Information and Invention Assignment Agreement ("CIIA Agreement"), as described below under "—Proprietary Information and Inventions Agreement."

        Under his employment agreement, if Mr. Berns is involuntarily terminated without "cause" or terminates his employment for "good reason" absent a "change of control" of the Company (as each of these terms is defined in the employment agreement), and subject to his execution of a general release of claims in favor of the Company, he will be entitled to receive (i) a lump sum severance payment in an amount equal to eighteen months of his base salary in effect at the time of termination, payable 60 days following termination; (ii) a prorated annual bonus for the year in which his employment terminates based on performance achievement, payable 60 days following termination; (iii) reimbursement of payment for the continuation of medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for 18 months following termination or an equivalent cash payment; (iv) extension of the post-termination exercise period of outstanding stock options and stock appreciation rights (if any) until the earlier of the first anniversary of termination of employment or the original expiration date, subject to earlier termination under certain circumstances in connection with a change of control of the Company during this extended exercise period; and (v) payment for outplacement counseling and services for three months.

        If Mr. Berns is involuntarily terminated without "cause" or terminates his employment for "good reason" from 90 days prior to, through 12 months following, the effective date of a "change of control" of the Company, and subject to his execution of a general release of claims in favor of the Company, he will be entitled to receive the above termination benefits, except that: the lump sum severance payment will be in an amount equal to 24 months of his base salary in effect at the time of termination (or, if greater, on the date of the change of control) and medical benefit reimbursements will be provided for 24 months following termination. In addition, he will be entitled to receive (i) a lump sum payment equal to the greater of (a) two-times the annual bonus paid to him for the year prior to his employment termination, or (b) two-times the target annual bonus he is eligible to receive for the year in which his employment terminates, payable 60 days following termination and (ii) full vesting of all outstanding equity awards held at termination.

        If any severance and acceleration of vesting benefit Mr. Berns would receive would constitute a "parachute payment" within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such benefit will be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefit being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Mr. Berns on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Offer Letter Agreements

        We have entered into offer letter agreements with each of our other current named executive officers in connection with their commencement of employment with us. These offer letter agreements typically include the named executive officer's initial base salary, target annual bonus opportunity, relocation benefits (if applicable) and new hire equity award terms. In 2015, we entered into an offer letter agreement with our new Chief Financial Officer, Mr. Bell. For further information on Mr. Bell's new hire equity grant, see "—Our Executive Compensation Program—Equity Incentive Compensation—Chief Financial Officer New Hire Awards" above. The offer letter agreements also require the individual to execute our CIIA Agreement, as described below under "—Proprietary Information and Inventions Agreement."

Proprietary Information and Inventions Agreement

        Each of our named executive officers has entered into our standard form of CIIA Agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment.

Change of Control and Severance Agreements

        Each of our current named executive officers (other than our Chief Executive Officer) has entered into a standard form agreement providing for severance payments and benefits in the event of certain terminations of employment, including in connection with a change of control of the Company. We entered into these agreements to retain and motivate our named executive officers and minimize management distraction created by uncertain job security, particularly in the event of potential transactions that would be beneficial to our stockholders.

        The agreements with these named executive officers provide that if the named executive officer is involuntarily terminated without "cause" or terminates his employment for "good reason" absent a "change of control" (as each of these terms is defined in the named executive officer's agreement), and subject to his execution of a general release of claims in favor of the Company, he will be entitled to receive (i) continuation of his then-current base salary for nine months following termination, paid in accordance with our standard payroll practices, and (ii) reimbursement of payment for the continuation of medical benefits under COBRA for the severance period or an equivalent cash payment.

        If a current named executive officer (other than our Chief Executive Officer) is involuntarily terminated without cause or terminates his employment for good reason from 90 days prior to, through 12 months following, the effective date of a change of control of the Company, and subject to his execution of a general release of claims in favor of the Company, he will be entitled to receive the above termination benefits, except that: cash severance will be equivalent to 12 months of his base salary in effect immediately prior to the change of control and medical benefit reimbursements will be provided for the extended severance period. In addition, he will be entitled to receive full vesting of all outstanding equity awards held at termination.

        If any benefit a current named executive officer (other than our Chief Executive Officer) would receive pursuant to a change of control would constitute a "parachute payment" within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such benefit will be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefit being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by such named executive officer on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Departure of our Former Chief Financial Officer

        In connection with the cessation of Mr. Parker's employment with us effective May 31, 2015, we entered into (i) a separation and release agreement with Mr. Parker providing for, subject to the effectiveness of a general release of claims in favor of the Company, the payments and benefits specified in his Change of Control and Severance Agreement with the Company (as described above) and (ii) a six-month consulting agreement with Mr. Parker pursuant to which Mr. Parker received a monthly fee in the amount of $6,867 per month in exchange for the performance of specified services. Under his separation and release agreement, Mr. Parker waived his rights as to 50% of the outstanding unvested stock options held by him as of May 31, 2015. The remainder of Mr. Parker's outstanding unvested equity awards continued to vest in accordance with their terms during the consulting period. All unvested equity awards held by Mr. Parker at the end of the consulting period were forfeited. Our Compensation Committee determined that our entry into the separation and release agreement and consulting agreement with Mr. Parker would, among other things, facilitate the Company's transition to our new Chief Financial Officer and was in the best interests of our Company and our stockholders.

Material Tax and Accounting Considerations

        In designing our executive compensation program, our Compensation Committee takes into consideration the potential tax and accounting effect that each element will or may have on the Company, the named executive officers and our stockholders, as well as the overall expense related to our executive compensation program as a whole.

        Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally have structured the performance-based portion of our named executive officers' compensation to comply with an exemption under Section 162(m) to the extent feasible and consistent with our overall compensation objectives so that the compensation remains tax deductible to us. However, maintaining tax deductibility is not the sole consideration taken into account by our Compensation Committee in determining whether specific compensation arrangements are in the best interests of the Company and our stockholders. Our Compensation Committee may and does approve payments that are not deductible when, in its judgment, such payments are necessary to achieve the Company's compensation objectives and safeguard stockholder interests. As discussed under "Proposal No. 4: Re-Approval of the Section 162(m) Performance Goals Under the Company's 2010 Equity Incentive Plan," if our stockholders do not approve Proposal No. 4, following the Annual Meeting certain performance-based compensation (including compensation attributable to performance-based restricted stock units) granted to our "covered employees" (as defined in Section 162(m) of the Code) in the future will not be considered tax-deductible "performance-based" compensation for purposes of Section 162(m).

        Our Compensation Committee takes into account whether components of our executive compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with, or exempt from, Section 409A to avoid such potential adverse tax consequences.

        We account for equity compensation paid to our employees under ASC 718, which requires us to estimate and record an expense over the employee's requisite service period for each award. Our cash compensation is recorded as an expense at the time the obligation is accrued.

 Compensation Committee Report

        The information contained in this report shall not be deemed to be "soliciting material," "filed" with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted by the Compensation Committee,

Anders D. Hove, M.D., Chairman
Keith R. Leonard, Jr.
William J. Rieflin

Summary Compensation Table for 2015

        The following table summarizes the compensation that was earned by our named executive officers for the year ended December 31, 2015 and, as applicable, the years ended December 31, 2014 and 2013.

Name and Principal Position	Year(1)	Salary ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Paul L. Berns	2015	600,000	928,702	2,045,346	497,250	785	4,072,083
President and	2014	456,970	7,256,500	5,890,210	508,950	19,687	14,132,317
Chief Executive Officer
Graeme Bell	2015	233,333	915,695	1,224,365	168,875	267	2,542,535
Executive Vice President and
Chief Financial Officer
Vincent P. Ippolito	2015	412,000	346,077	690,699	251,063	8,484	1,708,323
Executive Vice President and	2014	335,000	1,437,120	1,555,047	244,376	444	3,571,987
Chief Commercial Officer
Ryan T. Sullivan	2015	391,400	301,893	592,445	166,957	29,008	1,481,702
Executive Vice President and	2014	257,651	382,500	470,420	157,208	106,344	1,374,123
General Counsel
Lee T. Zane	2015	375,950	301,893	592,445	162,998	15,315	1,448,601
Senior Vice President and	2014	365,000	—	621,396	160,706	5,123	1,152,225
Chief Medical Officer	2013	335,000	—	653,472	142,636	4,613	1,135,721
Geoffrey M. Parker	2015	171,667	346,077	690,699	—	372,344	1,580,787
Former Executive Vice President	2014	387,727	—	1,149,181	242,809	527	1,780,244
and Chief Financial Officer	2013	335,000	—	577,764	144,914	572	1,058,250

(1)
Mr. Berns was appointed President and Chief Executive Officer of the Company on March 18, 2014. Mr. Bell was appointed Executive Vice President and Chief Financial Officer of the Company on June 1, 2015. Mr. Ippolito was appointed Executive Vice President and Chief Commercial Officer of the Company on February 28, 2014. Mr. Sullivan was appointed Senior Vice President and General Counsel of the Company on April 28, 2014 and was promoted to Executive Vice President and General Counsel of the Company on February 2, 2016. Mr. Parker served as Executive Vice President and Chief Financial Officer of the Company until May 31, 2015.

(2)
Reflects (i) prorated 2015 salaries for Mr. Bell, who was hired during 2015, and for Mr. Parker, whose employment with the Company ceased during 2015 and (ii) prorated 2014 salaries for Messrs. Berns, Ippolito and Sullivan, each of whom was hired during 2014.

(3)
Amounts shown represent the aggregate grant date fair value for the fiscal years presented, computed in accordance with ASC 718, in respect of restricted stock unit and option awards, as applicable. Assumptions used in the calculation of these amounts are included in "Note 10" to the Notes to Consolidated Financial Statements for the year ended December 31, 2015, included in our Annual Report. Amounts shown do not reflect the compensation actually received by the named executive officers.

(4)
In connection with the cessation of Mr. Parker's employment with the Company effective May 31, 2015, the Company entered into (i) a separation and release agreement with Mr. Parker and (ii) a six-month consulting agreement with Mr. Parker. Under his separation and release agreement, Mr. Parker waived his rights as to 50% of the outstanding unvested stock options held by him as of May 31, 2015. The remainder of Mr. Parker's outstanding unvested equity awards continued to vest in accordance with their terms during the consulting period. All unvested equity awards held by Mr. Parker at the end of the consulting period were forfeited. As a result, Mr. Parker waived or forfeited (i) 28,400, 60,125 and 42,501 of the options granted to him in 2015, 2014 and 2013, respectively, which had aggregate grant date fair values of $690,699, $730,566 and $204,630, respectively and (ii) 13,770 of the restricted stock units granted to him in 2015, which had an aggregate grant date fair value of $346,077.

(5)
For 2015, amounts shown reflect annual cash incentive bonuses earned with respect to individual and corporate 2015 performance that were paid in 2016. Due to the cessation of his employment with the Company effective May 31, 2015, Mr. Parker was not eligible to receive, and did not receive, a 2015 annual cash incentive bonus.

(6)
The following table sets forth the component amounts presented in the "All Other Compensation" column above for the year ended December 31, 2015:

Name	Supplemental Long-Term Disability Insurance ($)(i)	Life Insurance ($)(ii)	Contributions Under 401(k) Plan ($)(iii)	Relocation Expenses ($)(iv)	Payments Upon Termination ($)(v)	Consulting Fees ($)(vi)
Paul L. Berns	—	785	—	—	—	—
Graeme Bell	—	267	—	—	—	—
Vincent P. Ippolito	—	534	7,950	—	—	—
Ryan T. Sullivan	—	484	7,950	20,574	—	—
Lee T. Zane	6,771	595	7,950	—	—	—
Geoffrey M. Parker	—	188	—	—	330,954	41,202

(i)
Represents the annual premium paid by the Company for supplemental long-term disability insurance premiums.

(ii)
Represents the annual premium paid by the Company for life insurance premiums.

(iii)
Represents the annual contribution of the Company under the terms of its 401(k) Plan. In 2015, the Company introduced a 401(k) matching program, pursuant to which the Company contributes and allocates to each participant's account matching contributions equal to 100% of up to 3% of the participant's salary (or such lower limit as may be imposed by the Internal Revenue Service).

(iv)
Represents reimbursement with respect to relocation expenses.

(v)
Includes the following amounts accrued to Mr. Parker during 2015 with respect to payments made or to be made to Mr. Parker pursuant to the terms of his separation and release agreement as a result of the cessation of his employment with the Company effective May 31, 2015: (a) cash severance payments of $309,000 and (b) the value of continued health insurance benefits in the amount of $21,954.

(vi)
Represents fees paid to Mr. Parker pursuant to the six-month consulting agreement that the Company entered into with Mr. Parker in connection with the cessation of Mr. Parker's employment with the Company effective May 31, 2015.

 Grants of Plan-Based Awards Table for 2015

        The following table sets forth information concerning the named executive officers' 2015 annual cash incentive award opportunities and 2015 grants of restricted stock units and options under our 2010 Plan. All options granted to our named executive officers are incentive stock options, to the extent permissible under the Code.

Name	Grant Date		Estimated Possible Payout Under Non-Equity Incentive Plan Awards Target ($)(3)	Estimated Possible Payout Under Equity Incentive Plan Awards Target (#)(4)	All Other Stock Awards: Number of Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Paul L. Berns	—		390,000	—	—	—	—	—
	02/03/15	(1)	—	12,890	—	—	—	162,672
	02/03/15	(1)	—	—	20,260	—	—	766,031
	02/03/15	(1)	—	—	—	84,100	37.81	2,045,346
Graeme Bell	—		140,000	—	—	—	—	—
	06/01/15	(2)	—	8,008	—	—	—	331,771
	06/01/15	(2)	—	4,004	—	—	—	167,467
	06/01/15	(2)	—	—	6,006	—	—	416,456
	06/01/15	(2)	—	—	—	28,793	69.34	1,224,365
Vincent P. Ippolito	—		206,000	—	—	—	—	—
	02/03/15	(1)	—	6,930	—	—	—	87,457
	02/03/15	(1)	—	—	6,840	—	—	258,620
	02/03/15	(1)	—	—	—	28,400	37.81	690,699
Ryan T. Sullivan	—		136,990	—	—	—	—	—
	02/03/15	(1)	—	6,350	—	—	—	80,137
	02/03/15	(1)	—	—	5,865	—	—	221,756
	02/03/15	(1)	—	—	—	24,360	37.81	592,445
Lee T. Zane	—		131,582	—	—	—	—	—
	02/03/15	(1)	—	6,350	—	—	—	80,137
	02/03/15	(1)	—	—	5,865	—	—	221,756
	02/03/15	(1)	—	—	—	24,360	37.81	592,445
Geoffrey M. Parker	—		206,000	—	—	—	—	—
	02/03/15	(1)	—	6,930	—	—	—	87,457
	02/03/15	(1)	—	—	6,840	—	—	258,620
	02/03/15	(1)	—	—	—	28,400	37.81	690,699

(1)
Represents annual equity grants made to Messrs. Berns, Ippolito, Sullivan and Parker and Dr. Zane in 2015, as more fully described under "—Compensation Discussion and Analysis." Such awards have a vesting commencement date of January 1, 2015

(2)
Represents grants made to Mr. Bell in connection with his appointment as Executive Vice President and Chief Financial Officer of the Company on June 1, 2015, as more fully described under "—Compensation Discussion and Analysis." Such awards have a vesting commencement date of June 1, 2015.

(3)
Represents the potential payouts under the 2015 cash incentive bonus plan assuming target achievement of corporate and individual goals and objectives, based upon the named executive officer's cash incentive bonus target and base salary in effect on December 31, 2015. No minimum threshold amount or maximum amount beyond the target amount was established. See the column entitled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table for the individual and corporate cash incentive bonuses, if any, earned by the named executive officers in 2015 and paid in 2016. Due to the cessation of his employment with the Company effective May 31, 2015, Mr. Parker was not eligible to receive, and did not receive, a 2015 annual cash incentive bonus.

(4)
Represents grants of performance-based restricted stock units made to the named executive officers in 2015. The performance-based restricted stock units granted to Messrs. Berns, Ippolito, Sullivan and Parker and Dr. Zane, as well as 8,008 of the performance-based restricted stock units granted to Mr. Bell, provide that in the event that the volume-weighted average price of the Company's common stock equals or exceeds (i) $80.00 per share for 30 consecutive trading days prior to January 1, 2016 or (ii) $100.00 per share for 30 consecutive trading days prior to January 1, 2017, the shares subject to the award will vest in two equal annual installments following the date on which the condition specified in clause (i) or (ii) is met. 4,004 of the performance-based restricted stock units granted to Mr. Bell provide that in the event that the volume-weighted average price of the Company's common stock equals or exceeds (i) $80.00 per share for 30 consecutive trading days prior to January 1, 2017, 50% of the shares subject to the award will vest in two equal annual installments following the date on which the condition specified in this clause (i) is met, and (ii) $100.00 per share for 30 consecutive trading days prior to January 1, 2017, the remaining 50% of the shares subject to the award will vest in two equal annual installments following the date on which the condition specified in this clause (ii) is met. During August 2015, all of the volume-weighted average price conditions applicable to such performance-based restricted stock units were met, representing (i) in the case of the performance-based restricted stock units granted to Messrs. Berns, Ippolito, Sullivan and Parker and Dr. Zane, a 112% increase in the Company's stock price over the grant date closing stock price of $37.81, (ii) in the case of 8,008 of the performance-based restricted stock units granted to Mr. Bell, a 15% increase in the Company's stock price over the grant date closing stock price of $69.34 and (iii) in the case of 4,004 of the performance-based restricted stock units granted to Mr. Bell, a 44% increase in the Company's stock price over the grant date closing stock price of $69.34. In connection with his departure from the Company, Mr. Parker forfeited all 6,930 of the performance-based restricted stock units granted to him in 2015, which had an aggregate grant date fair value of $87,457.

(5)
Represents grants of time-based restricted stock units made to the named executive officers in 2015. Such awards have a four-year vesting period, with the shares subject to the award vesting in four equal annual installments following the relevant vesting commencement date. In connection with his departure from the Company, Mr. Parker forfeited all 6,840 of the time-based restricted stock units granted to him in 2015, which had an aggregate grant date fair value of $258,620.

(6)
Represents grants of time-based stock options made to the named executive officers in 2015. Such awards have a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter. In connection with his departure from the Company, Mr. Parker waived or forfeited all 28,400 of the options granted to him in 2015, which had an aggregate grant date fair value of $690,699.

(7)
Represents the closing market price of the shares on the date of the grant.

(8)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, in respect of restricted stock unit and option awards, as applicable, granted in 2015. Assumptions used in the calculation of these amounts are included in "Note 10" to the Notes to Consolidated Financial Statements for the year ended December 31, 2015, included in our Annual Report.

Outstanding Equity Awards at Fiscal Year-End Table for 2015

        The following table sets forth information concerning unexercised options and unvested restricted stock units for each of the named executive officers outstanding as of December 31, 2015. The closing market price of the shares on December 31, 2015 was $112.97.

	Option Awards(1)						Stock Awards(18)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable						Market Value of Units of Stock That Have Not Vested ($)
							Number of Units of Stock That Have Not Vested (#)
					Option Exercise Price ($)
						Option Expiration Date

Name
Paul L. Berns	100,000	(2)	—		21.21	03/21/2018	225,000	(19)	25,418,250
	125,250	(3)	168,750	(3)	21.21	03/21/2024	15,195	(20)	1,716,579
	—		84,100	(4)	37.81	02/03/2025	12,890	(21)	1,456,183
Graeme Bell	—		28,793	(5)	69.34	06/01/2025	6,006	(22)	678,498
	—		—		—	—	8,008	(23)	904,664
	—		—		—	—	4,004	(24)	452,332
Vincent P. Ippolito	26,291	(6)	54,709	(6)	19.96	03/06/2024	54,000	(25)	6,100,380
	—		28,400	(4)	37.81	02/03/2025	5,130	(20)	579,536
	—		—		—	—	6,930	(21)	782,882
Ryan T. Sullivan	6,666	(7)	23,334	(7)	15.30	04/28/2024	18,750	(26)	2,118,188
	—		24,360	(4)	37.81	02/03/2025	4,399	(20)	496,955
	—		—		—	—	6,350	(21)	717,360
Lee T. Zane	3,849	(8)	—		5.00	03/26/2019	4,399	(20)	496,955
	7,666	(9)	—		7.25	01/25/2018	6,350	(21)	717,360
	5,291	(10)	—		7.25	08/28/2018	—		—
	11,800	(11)	—		7.55	08/20/2020	—		—
	33,239	(12)	—		6.92	03/31/2021	—		—
	26,411	(13)	1,250	(13)	5.59	03/13/2022	—		—
	58,333	(14)	21,667	(14)	6.96	04/12/2023	—		—
	16,250	(15)	13,750	(15)	12.49	11/07/2023	—		—
	22,520	(16)	24,480	(16)	17.14	02/07/2024	—		—
	—		24,360	(4)	37.81	02/03/2025	—		—
Geoffrey M. Parker	417	(17)	—		14.22	05/29/2024	—		—

(1)
Unless otherwise noted, option awards have a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter.

(2)
These options were granted on March 21, 2014, with a vesting commencement date of March 18, 2014. Such award vested in full in December 2014 based on the satisfaction of the relevant vesting condition, namely the volume-weighted average price for the Company's common stock exceeding $30 per share for 30 consecutive trading days.

(3)
These options were granted on March 21, 2014, with a vesting commencement date of March 18, 2014.

(4)
These options were granted on February 3, 2015, with a vesting commencement date of January 1, 2015.

(5)
These options were granted on June 1, 2015, with a vesting commencement date of June 1, 2015.

(6)
These options were granted on March 6, 2014, with a vesting commencement date of February 28, 2014.

(7)
These options were granted on April 28, 2014, with a vesting commencement date of April 28, 2014.

(8)
These options were granted on March 26, 2009, with a vesting commencement date of January 1, 2009.

(9)
These options were repriced on April 1, 2009, with a vesting commencement date of January 2, 2008.

(10)
These options were repriced on April 1, 2009, with a vesting commencement date of August 1, 2008.

(11)
These options were granted on August 20, 2010, with a vesting commencement date of January 1, 2010.

(12)
These options were granted on March 31, 2011, with a vesting commencement date of January 1, 2011.

(13)
These options were granted on March 13, 2012, with a vesting commencement date of January 1, 2012.

(14)
These options were granted on April 12, 2013, with a vesting commencement date of January 1, 2013.

(15)
These options were granted on November 7, 2013, with a vesting commencement date of October 1, 2013.

(16)
These options were granted on February 7, 2014, with a vesting commencement date of January 1, 2014.

(17)
These options were granted on May 29, 2014, with a vesting commencement date of May 29, 2014.

(18)
Unless otherwise noted, restricted stock unit awards have a four-year vesting period, with the shares subject to the award vesting in four equal annual installments following the relevant vesting commencement date.

(19)
These restricted stock units were granted on March 21, 2014, with a vesting commencement date of March 18, 2014.

(20)
These restricted stock units were granted on February 3, 2015, with a vesting commencement date of January 1, 2015.

(21)
These performance-based restricted stock units were granted on February 3, 2015, with a vesting commencement date of January 1, 2015, and provide that in the event that the volume-weighted average price of the Company's common stock equals or exceeds (i) $80.00 per share for 30 consecutive trading days prior to January 1, 2016 or (ii) $100.00 per share for 30 consecutive trading days prior to January 1, 2017, the shares subject to the award will vest in two equal annual installments following the date on which the condition specified in clause (i) or (ii) is met. During August 2015, the volume-weighted average price condition applicable to such performance-based restricted stock units was met.

(22)
These restricted stock units were granted on June 1, 2015, with a vesting commencement date of June 1, 2015.

(23)
These performance-based restricted stock units were granted on June 1, 2015, with a vesting commencement date of June 1, 2015, and provide that in the event that the volume-weighted average price of the Company's common stock equals or exceeds (i) $80.00 per share for 30 consecutive trading days prior to January 1, 2016 or (ii) $100.00 per share for 30 consecutive trading days prior to January 1, 2017, the shares subject to the award will vest in two equal annual installments following the date on which the condition specified in clause (i) or (ii) is met. During August 2015, the volume-weighted average price condition applicable to such performance-based restricted stock units was met.

(24)
These performance-based restricted stock units were granted on June 1, 2015, with a vesting commencement date of June 1, 2015, and provide that in the event that the volume-weighted average price of the Company's common stock equals or exceeds (i) $80.00 per share for 30 consecutive trading days prior to January 1, 2017, 50% of the shares subject to the award will vest in two equal annual installments following the date on which the condition specified in this clause (i) is met, and (ii) $100.00 per share for 30 consecutive trading days prior to January 1, 2017, the remaining 50% of the shares subject to the award will vest in two equal annual installments following the date on which the condition specified in this clause (ii) is met. During August 2015, the volume-weighted average price conditions applicable to such performance-based restricted stock units were met.

(25)
These restricted stock units were granted on March 6, 2014, with a vesting commencement date of February 28, 2014.

(26)
These restricted stock units were granted on April 28, 2014, with a vesting commencement date of April 28, 2014.

 Option Exercises and Stock Vested Table for 2015

        The following table sets forth the number of shares and value realized by the named executive officers during 2015 (in the case of Mr. Parker, prior to the cessation of his employment with the Company) on the exercise of options and the vesting of restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Paul L. Berns	60,000	7,494,900	80,065	4,780,443
Graeme Bell	—	—	—	—
Vincent P. Ippolito	20,000	1,787,600	19,710	976,179
Ryan T. Sullivan	10,000	1,034,400	7,716	507,427
Lee T. Zane	52,000	4,751,551	1,466	165,614
Geoffrey M. Parker	—	—	—	—

(1)
The value realized on the exercise of options was calculated by multiplying the number of options exercised on the applicable exercise date by the difference between the closing market price of the shares on such date and the exercise price of the options.

(2)
The value realized on the vesting of restricted stock units was calculated by multiplying the number of shares vesting on the applicable vesting date by the closing market price of the shares on such date.

Pension Benefits

        We do not maintain any pension benefit plans for our employees.

Nonqualified Deferred Compensation Plans

        We do not maintain any nonqualified deferred compensation plans for our employees.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2015 with respect to shares that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders(1)	4,441,441	(2)	$17.35	(3)	2,066,660	(4)
Equity Compensation Plans Not Approved by Security Holders	—		—		—

(1)
All of our equity compensation plans have been approved by security holders. Our equity compensation plans are described in "Note 10" to the Notes to Consolidated Financial Statements for the year ended December 31, 2015, included in our Annual Report.

(2)
Includes shares to be issued upon the vesting of restricted stock units. As of December 31, 2015, there were 4,191,271 shares reserved for future issuance upon the exercise of stock options and vesting of restricted stock units outstanding under the 2010 Plan and 250,170 shares reserved for future issuance upon the exercise of stock options outstanding under the Company's 2001 Equity Incentive Plan (the "2001 Plan").

(3)
Does not take into account outstanding restricted stock units, each of which entitles the holder to receive one share upon vesting without the payment of any exercise price.

(4)
As of December 31, 2015, there were 1,900,878 shares available for future grants under the 2010 Plan and 165,782 shares available for future issuance under the Company's 2010 Employee Stock Purchase Plan ("2010 ESPP"). No shares are available for future grants under the 2001 Plan. Shares underlying awards outstanding under the 2001 Plan that expire, terminate or are forfeited prior to exercise or settlement of such shares become available for issuance under the 2010 Plan. The number of shares available for future grants under (i) the 2010 Plan automatically increases on January 1st of each year until (and including) January 1, 2021 by an amount equal to 4% of the total number of shares of the Company's common stock outstanding on December 31st of the preceding calendar year (or such lesser amount as may be determined by the Board) and (ii) the 2010 ESPP automatically increases on January 1st of each year until (and including) January 1, 2021 by the lesser of (i) 1% of the total number of shares of the Company's common stock outstanding on December 31st of the preceding calendar year and (ii) 80,000 shares (or such lesser amount as may be determined by the Board). On January 1, 2016, automatic increases of 1,789,270 shares and 80,000 shares were added to the 2010 Plan and the 2010 ESPP, respectively.

Compensation Risk Management

        The Company, with the assistance of an independent compensation consultant, Compensia, has reviewed the Company's compensation policies and practices, both for executive and non-executive employees, and determined that those policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In conducting this review, we considered various features of our compensation policies and practices that discourage excessive or unnecessary risk-taking, including, but not limited to, the following:

  •
  oversight of our compensation policies and practices by our Compensation Committee and the adoption of equity award grant guidelines;

  •
  the development by our Compensation Committee, with the assistance of Compensia, of a peer group of companies in the life sciences industry that are used to reference and analyze our compensation policies and practices;

  •
  an effective balance in fixed and variable pay mix, and short-term and long-term performance focus; and

  •
  reasonable severance and change of control arrangements.

Potential Payments and Benefits Upon a Termination of Employment or a Change of Control

        As described under "—Compensation Discussion and Analysis—Employment and Severance Agreements," we have entered into individual agreements with our current named executive officers providing for severance payments and benefits in the event of certain terminations of employment, including in connection with a change of control. Eligibility for such severance payments and benefits is contingent upon the execution by the named executive officer, within a specified period of time following termination, of a general release of claims in favor of the Company. In addition, the agreements governing equity awards granted to our employees, including our named executive officers, contain provisions relating to the treatment of such awards in the event of certain terminations. See "—Definitions" below for the meanings of certain terms used in this section.

        In connection with the cessation of Mr. Parker's employment with the Company effective May 31, 2015, the Company entered into (i) a separation and release agreement with Mr. Parker providing for, subject to the effectiveness of a general release of claims in favor of the Company, the payments and benefits specified in his Change of Control and Severance Agreement with the Company and (ii) a six-month consulting agreement with Mr. Parker pursuant to which Mr. Parker received a monthly fee in the amount of $6,867 per month in exchange for the performance of specified services. Under his separation and release agreement, Mr. Parker waived his rights as to 50% of the outstanding unvested stock options held by him as of May 31, 2015. The remainder of Mr. Parker's outstanding unvested equity awards continued to vest in accordance with their terms during the consulting period. All unvested equity awards held by Mr. Parker at the end of the consulting period were forfeited.

Accrued Compensation and Benefits

        Under their agreements in effect as of December 31, 2015 (including agreements governing their outstanding equity awards), upon any termination of employment each current named executive officer is entitled to receive earned but unpaid salary (including payment of accrued but unused vacation days), his balance under the Company's 401(k) Plan, his vested equity awards (other than, in the case of a termination for cause, unexercised vested options) and any other accrued benefits under the Company's benefit plans.

Termination Benefits

        Termination without Cause or Resignation for Good Reason.    Under their agreements in effect as of December 31, 2015 (including agreements governing their outstanding equity awards), in the case of an involuntary termination of employment of any current named executive officer without cause or a resignation by such named executive officer for good reason, such named executive officer is entitled to the following:

  •
  Mr. Berns is entitled to: a lump sum severance payment in an amount equal to eighteen months of his base salary in effect at the time of termination, payable 60 days following termination; a prorated annual bonus for the year in which his employment terminates based on performance achievement, payable 60 days following termination; continued health insurance benefits for up to 18 months following termination; and payment for outplacement counseling and services for three months. In addition, Mr. Berns would have until the earlier of the first anniversary of termination of employment or the original expiration date, subject to earlier termination under certain circumstances in connection with a change of control during such period, to exercise any vested options. All unvested options and, except as set forth below under "Treatment of Certain Equity Awards in the Event of Death, Disability or Termination without Cause or Resignation for Good Reason," unvested restricted stock units held by Mr. Berns at termination would be forfeited.

  •
  Messrs. Bell, Ippolito and Sullivan and Dr. Zane are entitled to: aggregate cash severance in an amount equal to nine months of such officer's base salary in effect at the time of termination, payable over nine months; and continued health insurance benefits for up to nine months following termination. In addition, Messrs. Bell, Ippolito and Sullivan and Dr. Zane would have three months (or, if shorter, the remaining term of the options) following termination to exercise any vested options (which period may be tolled in certain specified circumstances). All unvested options and, except as set forth below under "Treatment of Certain Equity Awards in the Event of Death, Disability or Termination without Cause or Resignation for Good Reason," unvested restricted stock units held by such officer at termination would be forfeited.

        Termination For Cause.    None of the current named executive officers are entitled to any additional payments or benefits in the event the Company terminates his employment for cause. All vested or unvested options and unvested restricted stock units held by the relevant officer would be forfeited.

        Voluntary Termination.    None of the current named executive officers are entitled to any additional payments or benefits in the event of a voluntary termination or a retirement (except as described with respect to a resignation for good reason) under their agreements in effect as of December 31, 2015. All unvested options and unvested restricted stock units would be forfeited and the relevant officer would have three months (or, if shorter, the remaining term of the options) following termination to exercise any vested options (which period may be tolled in certain specified circumstances).

        Termination without Cause or Resignation for Good Reason Following a Change of Control.    Under their agreements in effect as of December 31, 2015 (including agreements governing their outstanding equity awards), in the case of an involuntary termination of employment of any current named executive officer without cause or a resignation by such named executive officer for good reason, in each case from 90 days prior to, through 12 months following, the effective date of a change of control, such named executive officer is entitled to the following:

  •
  Mr. Berns is entitled to the same benefits as described under "Termination without Cause or Resignation for Good Reason" above, except that: the lump sum severance payment will be in an amount equal to 24 months of his base salary in effect at the time of termination (or, if greater, on the date of the change of control); the health insurance benefits will continue for up to 24 months following termination; Mr. Berns will be entitled to a lump sum payment equal to the greater of (i) two-times the annual bonus paid to him for the year prior to his employment termination or (ii) two-times the target annual bonus he is eligible to receive for the year in which his employment terminates, payable 60 days following termination; and all unvested equity awards held by Mr. Berns at termination would vest.

  •
  Messrs. Bell, Ippolito and Sullivan and Dr. Zane are entitled to the same benefits as described under "Termination without Cause or Resignation for Good Reason" above, except that: the aggregate cash severance will be in an amount equal to twelve months of such officer's base salary in effect immediately prior to the change of control, payable over twelve months; health insurance benefits will continue for up to twelve months following termination; and all unvested equity awards held by such officer at termination would vest.

        Treatment of Equity Awards in the Event of Death or Disability.    Under their agreements in effect as of December 31, 2015 (including agreements governing their outstanding equity awards), in the event of death or termination of employment by reason of disability of any current named executive officer, all unvested options and, except as set forth below under "Treatment of Certain Equity Awards in the Event of Death, Disability or Termination without Cause or Resignation for Good Reason," unvested restricted stock units held by such officer would be forfeited and such officer (or such named executive officer's executor or administrator in the case of death) would have twelve months (or, if shorter, the remaining term of the options) following death or termination by disability to exercise any vested options.

        Treatment of Certain Equity Awards in the Event of Death, Disability or Termination without Cause or Resignation for Good Reason.    With respect to time-based restricted stock unit awards granted in 2015, in the event of death, termination of employment by reason of disability or an involuntary termination of employment of any current named executive officer without cause or a resignation by such named executive officer for good reason, in each case, occurring following the first anniversary of the vesting commencement date of such award, between zero and 75% (depending on the next vesting date of the applicable award) of the restricted stock units that were otherwise eligible to vest on the next vesting date of such award would vest.

        Notwithstanding the foregoing, the timing of certain payments described above may be delayed for six months in compliance with applicable tax rules and in accordance with each applicable named executive officer's respective agreement.

Definitions

        A "change of control" generally means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: any person is or becomes the beneficial owner of 50% or more of the combined voting power of the then-outstanding voting stock of the Company, except certain transactions with, or due to actions of, the Company; the consummation of a business combination transaction immediately after which the voting stock of the Company outstanding immediately prior to such transaction does not continue to represent at least 50% of the combined voting power of the then-outstanding shares of voting stock of the surviving entity in substantially the same proportions; a sale of substantially all of the assets of the Company; or a majority of the board ceases to be comprised of incumbent directors, unless approved by the incumbent directors.

        "Good reason" generally means a material (i) diminution in the executive's duties, (ii) reduction in compensation, (iii) relocation or (vi) breach of contract by the Company, in each case without the executive's consent and subject to the executive giving sufficient notice to the Company and time for the Company to cure the event giving rise to such good reason.

Estimate of Incremental Potential Payments and Benefits

        The following tables set forth estimates of the payments and benefits each named executive officer (other than Mr. Parker) would have been entitled to receive from the Company upon a termination of employment on December 31, 2015.

        In accordance with SEC rules, the potential payments were determined under the terms of the Company's contracts, agreements, plans and arrangements as in effect on December 31, 2015. The tables do not include any previously vested equity awards or accrued benefits. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

Name		Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason 90 Days Prior to, or 12 Months Following, a Change of Control ($)
Paul L. Berns
	Cash Payments(1)	1,290,000	2,607,900
	Accelerated Vesting of Awards(2)	—	50,396,468
	Health Insurance Benefits(3)	31,924	42,565
	Outplacement(4)	20,000	20,000

	Total	1,341,924	53,066,933

Graeme Bell
	Cash Payments(1)	300,000	400,000
	Accelerated Vesting of Awards(2)	—	3,291,732
	Health Insurance Benefits(3)	13,312	17,749

	Total	313,312	3,709,481

Vincent P. Ippolito
	Cash Payments(1)	309,000	412,000
	Accelerated Vesting of Awards(2)	—	14,685,826
	Health Insurance Benefits(3)	16,385	21,847

	Total	325,385	15,119,673

Ryan T. Sullivan
	Cash Payments(1)	293,550	391,400
	Accelerated Vesting of Awards(2)	—	7,442,431
	Health Insurance Benefits(3)	16,202	21,603

	Total	309,752	7,855,434

Lee T. Zane
	Cash Payments(1)	281,963	375,950
	Accelerated Vesting of Awards(2)	—	9,203,874
	Health Insurance Benefits(3)	7,386	9,848

	Total	289,349	9,589,672

(1)
Includes cash severance payments calculated based on base salary in effect on December 31, 2015 and, in the case of Mr. Berns, bonus payments assuming, as applicable, 100% performance achievement.

(2)
The value realized upon the accelerated vesting of (i) stock options is calculated by multiplying the number of options subject to accelerated vesting by the difference between the closing market price of the shares on December 31, 2015 and the weighted-average exercise price of such options and (ii) restricted stock units is calculated by multiplying the number of restricted stock units subject to accelerated vesting by the closing market price of the shares on December 31, 2015. The closing market price of the shares on December 31, 2015 was $112.97.

(3)
Represents the estimated cost to the Company of continuing health insurance benefits for the named executive officers.

(4)
Represents the estimated cost to the Company of outplacement counseling and services for three months for Mr. Berns.

RELATED PERSON TRANSACTIONS

Venrock Notes

        In October 2014, we issued and sold $90.5 million aggregate principal amount of 2.00% Convertible Senior Notes due 2021 (the "2021 Convertible Senior Notes"), comprised of: (i) $82.5 million aggregate principal amount of 2021 Convertible Senior Notes sold to certain initial purchasers for resale to qualified institutional buyers in a private offering exempt from registration under the Securities Act, in reliance upon Rule 144A under the Securities Act (including $7.5 million aggregate principal amount of 2021 Convertible Senior Notes issued upon the exercise in full of the over-allotment option granted to such initial purchasers); and (ii) $8.0 million aggregate principal amount of 2021 Convertible Senior Notes (the "Venrock Notes") sold in a concurrent private placement under the Securities Act to certain funds affiliated with Venrock Associates (the "Venrock Funds").

        In connection with the sale of the Venrock Notes, we entered into a registration rights agreement with the Venrock Funds requiring us, upon request delivered by the Venrock Funds after the one-year anniversary of the last date of original issuance of the Venrock Notes, to register the resale by the Venrock Funds of the Venrock Notes, any shares of our common stock issuable to the Venrock Funds upon conversion of the Venrock Notes or any other securities that may be issued or distributed in respect of such Venrock Notes or shares by way of conversion, dividend, stock split or other distribution or specified corporate transactions.

        In April 2016, the Venrock Funds converted all $8.0 million aggregate principal amount of the Venrock Notes, and we elected to settle such conversions by delivery of shares of our common stock and issued an aggregate of 257,647 shares in connection therewith.

Limitation on Liability and Indemnification Matters

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. Under our amended and restated bylaws, we are also empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into indemnification agreements with each of our current directors and officers. These agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them in connection with their services. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers and to allow them to exercise their judgment in the best interest of the Company and its stockholders. We have obtained director and officer liability insurance as a risk management measure.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material," "filed" with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

        The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with the Company's management. The Audit Committee has discussed with the Company's independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such firm's independence. Based on the foregoing review and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted by the Audit Committee,

William J. Rieflin, Chair
Keith R. Leonard, Jr.
Mark Leschly

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016. Ernst & Young LLP has audited the Company's financial statements since 2002.

Fees Paid to Ernst & Young LLP

        The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2015 and 2014 by Ernst & Young LLP.

	Year Ended December 31,
	2015	2014
Audit Fees	$1,062,271	$1,148,363
Audit-Related Fees	—	—
Tax Fees	62,523	39,294
All Other Fees	—	—

Total Fees	$1,124,794	$1,187,657

        Audit fees include fees associated with the annual integrated audit of our financial statements and internal control over financial reporting, the timely reviews of our interim financial information and the issuance of consents in connection with registration statement filings with the SEC and comfort letters in connection with securities offerings, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

        Tax fees include services that were associated with tax compliance, tax planning and tax advice.

        We did not incur any audit-related fees or other fees in 2015 and 2014. All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company's independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with.

STOCKHOLDERS' PROPOSALS

Stockholder Proposals in the Proxy Statement

        Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder's proposal in its proxy statement and identify the proposal in its form of proxy card when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to the 2017 Annual Meeting of Stockholders (the "2017 Annual Meeting"), your proposals must be sent to Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Company Secretary, not less than 120 days prior to the anniversary of the date on which the Company's proxy statement was released to stockholders in connection with the 2016 Annual Meeting of Stockholders (the "2016 Annual Meeting"). Therefore, the deadline is expected to be December 30, 2016 for the 2017 Annual Meeting. However, if the date of the 2017 Annual Meeting changes by more than 30 days from the anniversary of the 2016 Annual Meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of any change in this deadline in a quarterly report on Form 10-Q or in another communication to you. Stockholder proposals must also be otherwise eligible for inclusion.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings

        If you desire to bring a matter before an Annual Meeting of Stockholders outside the process of Rule 14a-8, you may do so by following the procedures set forth in the Company's Amended and Restated Bylaws. To be timely, written notice must be delivered to Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Company Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the 2016 Annual Meeting; provided, however, that in the event that the date of the 2017 Annual Meeting is more than 30 days before or more than 30 days after such anniversary date, then such notice to be timely must be delivered to the Company Secretary not more than 120 days prior to the 2017 Annual Meeting and not less than the later of (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2017 Annual Meeting. As a result, in the event the 2017 Annual Meeting is not held more than 30 days before nor more than 30 days after the first anniversary of the 2016 Annual Meeting, notice of nominations or other business submitted pursuant to the Company's Amended and Restated Bylaws must be received no later than the close of business on March 9, 2017 and no earlier than February 7, 2017. Any such notice to the Company Secretary must include all of the information specified in the Company's Amended and Restated Bylaws.

EXPENSES AND SOLICITATION

        The cost of solicitation will be borne by the Company, and in addition to directly soliciting stockholders by mail, the Company may request brokers, dealers, banks, trustees or other nominees to solicit their customers who have shares of the Company registered in the name of the nominee and, if so, will reimburse such brokers, dealers, banks, trustees or other nominees for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, email or telephone following the original solicitation.

HOUSEHOLDING

        Our Annual Report, including our audited financial statements for the year ended December 31, 2015, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, only one Annual Report and one proxy statement will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement and you wish to receive separate copies of these documents, the Company will deliver promptly a separate copy of such documents to any stockholder who contacts the Company at (650) 543-7500 or sends a written request to Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Investor Relations. If your household is receiving multiple copies of the Company's annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Investor Relations.

OTHER BUSINESS

        Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

        We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Company Secretary.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ RYAN T. SULLIVAN Ryan T. Sullivan
Executive Vice President, General Counsel and Secretary
Palo Alto, California April 29, 2016

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on June 6, 2016. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/ANAC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board recommends a vote FOR the nominees listed in Proposals 1A, 1B and 1C and FOR Proposals 2, 3 and 4. + ForAgainst Abstain 1. To elect, by separate resolutions, as Class III Directors to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified, the following three nominees: For Withhold 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016. 3. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. 1A - Paul L. Berns 4. To re-approve the Section 162(m) performance goals under the Company’s 2010 Equity Incentive Plan. 1B - Lucy Shapiro, Ph.D. 1C - Wendell Wierenga, Ph.D. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 7 8 2 6 0 1 02CMJE MMMMMMMMM C B A 2016 Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Anacor Pharmaceuticals, Inc. 2016 Annual Meeting of Stockholders Proxy Solicited on behalf of the Board of Directors for Annual Meeting of Stockholders to be held on June 7, 2016 Paul L. Berns, Graeme Bell and Ryan T. Sullivan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Anacor Pharmaceuticals, Inc. to be held on June 7, 2016 at 11:30 a.m. (local time) at Gainey Suites Hotel, 7300 East Gainey Suites Drive, Scottsdale, AZ 85258 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in accordance with the instructions indicated hereon by the stockholder. If no such directions are indicated, the Proxies will vote FOR the nominees listed in Proposals 1A, 1B and 1C and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Items to be voted appear on reverse side.)